As filed with the Securities and Exchange Commission on
         November 22, 1996      Registration No. 333-13583


                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549


                        AMENDMENT NO. 1 TO
                            FORM SB-2
                      REGISTRATION STATEMENT
                 UNDER THE SECURITIES ACT OF 1933


                  FIRST GEORGIA COMMUNITY CORP.
          (Name of Small Business Issuer in its Charter)

    GEORGIA                    6712                58-2261088
(State or other juris-   (Primary Standard          I.R.S. Employer
diction of incorporation Industrial Classi-       Identification
or organization)         fication Code Number)    No.)


                       150 Covington Street
                          P. O. Box 1534
                     Jackson, Georgia  30233
                          (770) 504-1090
________________________________________________________________
   (Address and telephone number of principal executive offices including zip code)

                       150 Covington Street
                          P. O. Box 1534
                     Jackson, Georgia  30233
                          (770) 504-1090
             ________________________________________
            (Address of principal place of business or
              intended principal place of business)

                                   Copy to:
     John L. Coleman               T. Treadwell Syfan
     150 Covington Street          Stewart, Melvin & Frost, LLP
     P. O. Box 1534                200 Main Street
     Jackson, Georgia 30233        P. O. Box 3280
     (770) 504-1090                Gainesville, Georgia  30503
                                   (770) 563-0101
     (Name, address and
     telephone number, of
     agent for service)

   Approximate date of proposed sale to the public; As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the
same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check this following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [   ]

If the delivery of the prospectus is expected to be made pursuant
to Rule 434, please check the following box.  [   ]


                   CALCULATION OF REGISTRATION FEE:
       \
Title of Each    Amount to be   Proposed Maximum  Proposed Maximum   Amount of
Class of         Registered     Offering Price    Aggregate Offering Registra-
Securities to                   Unit              Price              tion Fee
be Registered

Common Stock   800,000 Shares   $10.00       $8,000,000          $2,758.621
$5.00 par value

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

_______________________________________
1$2,413.79 was paid upon filing of the original Registration Statement, with $344.83 being paid with this Amendment No. 1.

Exhibit Index on page ______                         Page 1 of ______

                  FIRST GEORGIA COMMUNITY CORP.
                      CROSS-REFERENCE SHEET


Registration Statement Item                  Caption in Prospectus
  Number and Heading

 1.  Front of the Registration
    Statement and Outside
     Front Cover Page
    of Prospectus................            Cover page; Outside
                                             Front Cover Page
                                             of Prospectus

 2.  Inside Front and Outside
    Back Cover Pages of
    Prospectus...................            Inside Front Cover
                                             Page of Prospectus;
                                             Additional
                                             Information; Outside
                                             Back Cover Page of
                                             Prospectus

 3.  Summary Information and
    Risk Factors.................            Summary; Risk Factors

 4.  Use of Proceeds.............            Use of Proceeds

 5.  Determination of
     Offering Price..............            Risk Factors

 6.  Dilution....................            Not Applicable

 7.  Selling Security Holders....            Not Applicable

 8.  Plan of Distribution........            Terms of the Offering

 9.  Legal Proceedings...........            Not Applicable

10.  Directors, Executive
     Officers, Promoters
    and Control Persons..........            Management - Proposed
                                             Directors and Officers

11.  Securities Ownership
     of Certain Beneficial
     Owners and Management.......            Management - Proposed
                                             Directors and Officers

     Registration Statement Item
          and Heading                   Caption in Prospectus


12.  Description of the
     Securities..................       Dividends; Description of
                                        Common Stock of the
                                        Company; Certain Provisions
                                        of the Company's Articles
                                        of Incorporation and Bylaws

13.  Interests of Named
     Experts and Counsel.........       Not Applicable

14.  Disclosure of Commission
    Position on Indemnification
     for Securities Act
    Liabilities..................       Certain Provisions of the
                                        Company's Articles
                                        of Incorporation and
                                        Bylaws Indemnification

15.  Organization Within
    Last Five Years..............       Management

16.  Description of Business.....       Summary; Business;
                                        Supervision and Regulation

17.  Management's Discussion
    and Analysis  or Plan
    of Operation....................    Business

18.  Description of Property.....       Business - Facilities

19.  Certain Relationships
    and Related Transactions.....       Management- Certain
                                        Transactions

20.  Market for Common
     Equity and Related
    Stockholder Matters..........       Description of Common Stock
                                        of the Company

     Registration Statement Item
          and Heading                   Caption in Prospectus


21.  Executive Compensation......       Management

22.  Financial Statements........       Balance Sheet of First
                                        Georgia Community Corp.

23.  Changes in and
     Disagreement With
    Accountants on Accounting
     and Financial Disclosure....       Not Applicable

                           PROSPECTUS

                  FIRST GEORGIA COMMUNITY CORP.

               A Proposed Bank Holding Company for
          FIRST GEORGIA COMMUNITY BANK (In Organization)
                  800,000 Shares of Common Stock
                   (Par Value $5.00 Per Share)
                 (Minimum Purchase:  100 Shares)

  This Prospectus relates to the offering by FIRST GEORGIA COMMUNITY CORP., a Georgia corporation (the "Company"), of a minimum of 610,000 shares and a maximum of 800,000 shares of its Common Stock, $5.00 par value per share (the "Common Stock"), at $10.00 per share. The Company has been organized to hold, upon receipt of regulatory approvals, all of the common stock of First Georgia Community Bank (In Organization) (the "Bank"), Jackson, Georgia. The organizers (the directors) of the Company and the Bank intend to subscribe for an aggregate of at least 165,000 of the shares of Common Stock sold in this offering (27% of the minimum and 20.6% of the maximum number of shares to be sold). In the event that the minimum number of shares in this offering are not sold, the organizers may acquire additional shares of Common Stock, up to a maximum aggregate number for all organizers of 304,700 shares (49.95% of the minimum and 38.1% of the maximum number of shares to be sold). The organizers of the Company will not be granted options or warrants in connection with the formation of the Company; instead, the organizers will be entitled to purchase shares on the same basis as all other investors. The Company and the Bank have not conducted active business operations. The commencement of business operations is contingent upon various regulatory approvals by state and federal agencies and the sale of a minimum of 610,000 shares of the Common Stock offered hereby.
All subscriptions are binding and irrevocable until the "Expiration Date" as defined herein. In the event (a) that the Company is unable to sell 610,000 shares of Common Stock or (b) that the Company and the Bank do not satisfy, or do not make a determination that they will satisfy, the conditions included in their respective regulatory approvals, the organizers of the Company will pay all incurred expenses, and all escrowed subscription proceeds will be returned to investors with interest. See "THE OFFERING - Release from Escrow" - Page 6.


      INVESTMENT IN THESE SECURITIES INVOLVES A SUBSTANTIAL
               DEGREE OF RISK.  SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    Price to  Underwriting Discounts   Proceeds to
                    Public(1)   and Commissions(2)     Company(3)

Per Share           $    10.00            -0-          $     10.00

Total Minimum(4)    $6,100,000            -0-          $6,100,000

Total Maximum(5)    $8,000,000            -0-          $8,000,000

(1) The offering price has been arbitrarily established by the Company. See "RISK FACTORS - Offering Price."

(2) Offers and sales of the Common Stock will be made on behalf of the Company on a best-efforts basis by its officers and directors, who will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for their reasonable expenses incurred in the offering. In reliance on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company believes such officers and directors will not be deemed to be brokers and/or dealers under the Exchange Act.

(3) Before deduction of expenses payable by the Company estimated at $35,000 for registration fees, legal and accounting fees, printing costs and other offering expenses.

(4) Subscription proceeds will be deposited promptly in an escrow account with The Bankers Bank, Atlanta, Georgia, pending receipt of subscriptions for not less than 610,000 shares and completion of certain other matters on or before _______________, 1996, the expiration date of the offering (unless the offering is terminated sooner or extended). Subscription funds will be released from escrow (a) upon the receipt of $6,100,000 of subscription proceeds and (b) upon a determination by the organizers that the remaining conditions set forth in the preliminary approvals issued by the applicable regulatory agencies will be satisfied. See "THE OFFERING - Terms of the Offering." The Company will return to each subscriber, with interest, the amount of any proceeds received in full with respect to subscriptions that are not accepted.

(5) The Company reserves the right to issue up to 800,000 shares at $10.00 per share. See "THE OFFERING - Terms of the Offering."


    The date of this Prospectus is____________________, 1996.

                     REPORTS TO SHAREHOLDERS


  The Company is not a reporting company as defined by the Securities and Exchange Commission ("SEC"). The Company will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1.05 of the Georgia Department of Banking and Finance ("Department of Banking"). The Company's fiscal year ends on December 31. Additionally, the Company will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.

  Upon the effective date of the Registration Statement, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), which include requirements to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the SEC. This reporting obligation will exist for at least one year and will continue for fiscal years thereafter, except that such reporting obligations may be suspended for any subsequent fiscal year if at the beginning of such year the Common Stock of the Company is held of record by less than three hundred persons.

                      ADDITIONAL INFORMATION

  The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement may be examined at, and copies of the Registration Statement may be obtained at prescribed rates from, the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, DC 20549.

  The Company and the Organizers have filed or will file various applications with the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Atlanta and the Department of Banking. Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that other available information not presented in this Prospectus, including information available from the Company and information in public files and records maintained by the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Atlanta and the Department of Banking, is inconsistent with information presented in this Prospectus or provides additional information, such other information is superseded by the information presented in this Prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the organizers believe are reasonable, but as to which no assurances can be made. The Company specifically disaffirms those projections for purposes of this Prospectus and cautions prospective investors against placing reliance on them for purposes of making an investment decision.

                             SUMMARY

  The following Summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

The Company

  The Company was incorporated under the laws of the State of Georgia on August 7, 1996, primarily to serve as the holding company for a state bank and trust company. The Company is in the process of filing applications with the Federal Reserve Bank of Atlanta (the "Federal Reserve") for prior approval to become a bank holding company by using the proceeds of this offering to acquire all of the capital stock of the Bank. The organizers anticipate receiving such approvals during January, 1997. Such approvals will require the Company to sell at least 610,000 shares of its Common Stock, but are not expected to contain other conditions. See "RISK FACTORS - Regulatory Approvals Required." Following acquisition of the Bank, the initial business of the Company will be conducted through the Bank. See "BUSINESS OF THE COMPANY AND THE BANK."

The Bank

  The Bank is in the process of being organized as a state-chartered bank and trust company under Georgia law. It has filed an application with the Department of Banking for this purpose and with the Federal Deposit Insurance Corporation (the "FDIC") for deposit insurance, and such applications were approved on October
11, 1996 and September 30, 1996, respectively. The Bank will not be authorized to conduct its banking business until it receives a permit to begin business from the Department of Banking. The issuance of the permit to begin business will depend, among other things, upon the Bank's receiving $6,000,000 in capital from the Company and upon compliance with certain standard conditions that have been imposed by the FDIC and the Department of Banking which are generally designed to familiarize the Bank with certain applicable operating requirements (e.g., no directors' fees are payable until the Bank earns a cumulative profit) and to prepare the Bank to commence business operations (e.g., the adoption of loan, investment and other policies to govern the Bank's operations). The Bank expects to satisfy all conditions of each requirement for organizing the Bank and to open for business during the second quarter of 1997, or as soon thereafter as practicable.
See "RISK FACTORS - Regulatory Approvals Required" and "USE OF
PROCEEDS." The Bank intends to engage in a general commercial banking business, emphasizing the banking needs of individuals and small to medium-sized businesses in its primary service area.
See"USE OF PROCEEDS" and "BUSINESS OF THE COMPANY AND THE BANK."

  The philosophy of the management of the Bank with respect to its initial operations will be to emphasize prompt and responsive personal service to the residents of Jackson, Georgia and the other communities located in Butts County in order to attract customers and acquire market share now controlled by other financial institutions in the Bank's market area. The organizers believe that the Bank offers the residents of Jackson and the surrounding areas the opportunity to have an ownership interest in a community bank, while also receiving the benefits associated with a locally owned and managed community bank. Although other community banks are located in the Jackson area, the Bank will be unique in that ownership of the Company's stock will be available to residents in the community, Through ownership in the Company, the residents of the community will have a greater role in the development of the Bank.

  The offices of the Bank will be located at 150 Covington Street, Jackson, Georgia 30233. The Bank's current principal executive office is located as follows: 150 Covington Street, Jackson, Georgia 30233 and its telephone number at that address is (770) 504-1090.

The Offering

Security            Common Stock, $5.00 par value, of the Company

Offering Price      $10.00 per share

Number of Shares    Minimum:  610,000
 Offered            Maximum:  800,000

Use of Proceeds     To purchase 100% of the Common Stock of the
                    Bank; the remaining proceeds will be applied to working capital and used to pay organizational expenses of the Company and of this offering.
                    The Bank will use the proceeds of this offering to pay organizational and pre-opening expenses;
                    to purchase a site and furnish it for the Bank's main office; to provide working capital to be used for business purposes, including paying officers' and employees' salaries, making loans and other investments. See "USE
                    OF PROCEEDS."

Risk Factors

  Investment in the Common Stock involves a significant degree of risk. See "RISK FACTORS."


                           RISK FACTORS

  Investment in the shares of the Common Stock offered hereby involves a significant degree of risk. The shares of Common Stock should be purchased by investors who can afford the loss of their entire investment. In addition to considering factors set forth elsewhere in this Prospectus, persons interested in purchasing shares of the Common Stock should carefully consider the following risks before making a decision to subscribe.

  THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

Regulatory Approvals Required

  The Company must receive the approval of the Federal Reserve and the Department of Banking before it can become the holding company of the Bank. Applications for such approvals have been filed with such agencies and are pending. The organizers anticipate receiving such approvals during January, 1996. Such approvals will require the Company to sell at least 610,000 shares of its Common Stock but are not expected to contain other conditions.

  The Bank's application to organize a new state bank and for federal deposit insurance was filed with the Department of Banking and the FDIC on June 28, 1996. The Department of Banking and the FDIC issued their approvals on October 11, 1996 and September 30, 1996, respectively. Both approvals are subject to the condition that at least $6,000,000 be invested in the Bank by the Company, as well as a number of other standard conditions which are regularly imposed by the Department of Banking and the FDIC which are generally designed to familiarize the Bank with certain applicable operating requirements (e.g., no directors' fees are payable until the Bank earns a cumulative profit) and to prepare the Bank to commence business operations (e.g., the adoption of loan, investment and other policies to govern the Bank's operations).

New Enterprise

  The Bank, which will be the sole subsidiary of the Company, is in organization and has no operating history on which to base any estimate of its future prospects. The Company's initial profitability will depend entirely upon the Bank's operations. The Bank's proposed operations are subject to risks inherent in the establishment of a new business and, specifically, of a new bank. While the Bank's pro forma financial statements project a profit by the end of the second year of operations, unforeseen circumstances could delay such profit. If the Bank is ultimately unsuccessful, there is no assurance that shareholders will recover all or any part of their investment in the Common Stock of the Company.

Competitive Industry

  The banking business is highly competitive. The Bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms soliciting business from residents of Butts County, Georgia, many of which have greater resources than will be available to the Bank or the Company. There is no assurance that the Bank will achieve the market share necessary to become profitable in the near future. See "BUSINESS OF THE COMPANY AND THE BANK - The Bank - Competition and Historical Deposit Trends."

Highly Regulated Industry

  The potential success or failure of the Bank will depend not only upon competitive factors, but also upon state and federal regulations affecting banks and bank holding companies generally. Regulations now affecting the Company and the Bank may be changed at any time, and there is no assurance that such changes will not adversely affect the business of the Company and the Bank. See "SUPERVISION AND REGULATION."

Effect of Monetary Policies

  The results of operations of the Bank will be affected by credit policies of monetary authorities, particularly the Board of Governors of the Federal Reserve System. There can be no assurance that the effect of actions by monetary and fiscal authorities, including the Federal Reserve, will not have an adverse effect on the deposit levels, loan demand or the business and earnings of the Bank. See "SUPERVISION AND REGULATION - Monetary Policies."

Success Depends on Economic Conditions

  The success of the Bank will depend largely on the general economic conditions in the Bank's primary service area of Butts County, Georgia. Although the Bank expects favorable economic development in this market area, there is no assurance that favorable economic development will occur or that the Bank's expectation of corresponding growth will be achieved. See "BUSINESS OF THE COMPANY AND THE BANK."

Offering Price Arbitrarily Determined

  Since the Company and the Bank are in the process of being organized, the offering price of $10.00 per share has been determined arbitrarily by the organizers without particular reference to historical or projected earnings, book value or other customary criteria. The organizers did not retain an independent investment banking firm to assist in determining the offering price. Should a market develop for the Common Stock of the Company, there is no assurance that any of the Common Stock offered hereby could be resold for the offering price or any other amount.

No Dividends

  Since the Company and the Bank are both start-up operations, it will be the policy of the Board of Directors of the Company to reinvest earnings for the period of time necessary to help ensure the success of their operations. As a result, the Company has no current plans to initiate the payment of cash dividends, and its future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. See "SUPERVISION AND REGULATION - Bank Regulation."

No Established Trading Market

  There is no public trading market for the shares of the Common Stock of the Company, and it is not anticipated that a market for the shares will develop as a result of this offering. As a result, investors who may wish or need to dispose of all or a part of their investment in the Common Stock may not be able to do so except by private direct negotiations with third parties assuming that third parties are willing to purchase the Common Stock.


                           THE OFFERING

Terms of the Offering

  Minimum/Maximum. The Company is offering a minimum of 610,000 shares and a maximum of 800,000 shares of its Common Stock for a price of $10.00 per share, for an aggregate minimum price of $6,100,000 and an aggregate maximum price of $8,000,000. The minimum purchase for any investor (together with the investor's affiliates) is 100 shares of Common Stock ($1,000) unless the Company, in its sole discretion, accepts a subscription for a lesser number of shares. The maximum purchase for any investor (together with the investor's affiliates) is 27,700 shares ($277,000) of Common Stock, unless the Company, in its sole discretion, accepts a subscription for a greater number of shares. 27,700 shares represents 4.51% of the minimum and 3.46% of the maximum number of shares to be sold.

  Organizer Subscriptions. The organizers (the directors) of the Company intend to purchase an aggregate of 165,000 shares of Common Stock sold in the offering (27% of the minimum and 20.6% of the maximum number of shares to be sold). No organizer intends to individually purchase more than 5% of shares sold in this offering. In the event, however, that the minimum number of shares in this offering are not sold, the organizers may acquire additional shares of the Common Stock, up to a maximum aggregate number for all organizers of 304,700 shares (49.95% of the minimum and 38.1% of the maximum number of shares to be sold).

  Offering Period and Expiration Date. The offering period for the shares will terminate at the earlier of the date all shares offered hereby are sold or 5:00 p.m. Jackson, Georgia time, on ____________________, 1996. [60 days from beginning of sale of securities] This date may be extended at the discretion of the Company for additional periods not exceeding an aggregate of 180 days (i.e., until ______________________, 1997). Written notice of any such extension will be given to all persons who are already subscribers at the time of the extension. The date on which this offering terminates plus any extension thereof is referred to in this Prospectus as the "Expiration Date."

  Subscription. As indicated below under "How to Subscribe," upon execution and delivery of a subscription agreement for shares of the Common Stock, subscribers will be required to deliver to the Company a check in the amount of $10.00 times the number of shares subscribed. All subscriptions will be binding and irrevocable until the Expiration Date.

  Escrow. Subscription proceeds will be deposited in an escrow account with The Bankers Bank, Atlanta, Georgia, as escrow agent (the "Escrow Agent") for the Company pending completion of this offering. Subscription proceeds held in the escrow account will be invested in short-term United States Government securities or interest bearing accounts insured by the FDIC or in such other short-term investments as may be agreed upon by the Company and the Escrow Agent from time to time. The Escrow Agent has not investigated the desirability or advisability of an investment in the Company, and has not approved, endorsed or passed upon the merits of the Common Stock.

  Company Discretion. The Company reserves the right, in its sole discretion, to accept or reject any subscription in whole or in part on or before the Expiration Date. Without limiting the generality of the foregoing, the Company also reserves the right to accept subscriptions on a prorated basis if it receives subscriptions for more than 800,000 shares. The Company will notify all subscribers no later than five business days after the Expiration Date whether their subscriptions have been accepted. With respect to any subscriptions which are not accepted, in whole or in part, by the Company, the notification will be a accompanied by the unaccepted portion of the subscription funds, with interest payable at a rate equal to the rate Wachovia Bank, Atlanta, Georgia, pays its passbook savings account holders (___% at _______________, 1996).

  Termination. The Company reserves the right to terminate the offering at any time after 610,000 shares have been subscribed for if the Company determines that the total amount of subscriptions will provide adequate capitalization for the Company after payment of expenses.

  Release from Escrow. Subscription proceeds will be released from escrow to the Company upon the occurrence of all of the following events: (a) the sale by the Company of at least 610,000 shares of its Common Stock, (b) receipt by the Company of approval of the Federal Reserve and the Department of Banking to become a bank holding company, (c) satisfaction by the Company of, or a determination by the Company that it will satisfy, all of the conditions that the Federal Reserve and the Department of Banking may impose in their approvals to the Company, (d) receipt by the Bank of approval from the Department of Banking and the FDIC of the Bank's application to organize a new state bank and for deposit insurance, and (e) satisfaction by the Bank of, or a determination by the Bank that it will satisfy, all of the conditions that the FDIC and the Department of Banking have imposed in their approvals to the Bank.

  If the above conditions are met, the Company may instruct the Escrow Agent to release to the Company the amount of subscription proceeds relating to subscriptions or portions thereof accepted by the Company, together with any interest earned thereon. Any subscription proceeds received after the above conditions are met but before termination of this offering will not be deposited in the escrow account, but will be available for immediate use by the Company, to the extent accepted by the Company.

  In addition, if the Escrow Agent receives not less than $1,650,000 from the organizers (representing subscriptions to purchase 165,000 shares of Common Stock in the offering) on or before the Expiration Date, such funds and any profits thereon will be released to the Company. The release of such funds will enable the Company to advance monies for organizational expenses of the Bank, including the construction of the banking facilities of the Bank, in advance of attainment of subscriptions for the minimum number of shares offered hereby (610,000 shares). No other subscription proceeds will be released from escrow until the conditions for release of subscription proceeds set forth above are fulfilled. The shares issued to organizers in return for their subscription funds shall be credited toward the minimum number of shares required to be subscribed for to release subscription proceeds from escrow.

  The Bank received approvals from the Department of Banking and the FDIC on October 11, 1996 and September 30, 1996. The Company expects to receive approvals from the Federal Reserve and the Department of Banking during January, 1996. In the opinion of the organizers, the only significant condition to all of the foregoing approvals will be that a minimum of 610,000 shares of Common Stock of the Company has to be sold in this offering. If the requisite shares are not sold, or if the Company or the Bank determine that they cannot satisfy the other conditions included in the approvals by the Expiration Date, then the subscription agreements will be of no further force or effect, and the full amount of all subscription funds of the subscribers (other than organizers), with interest payable at a rate comparable to the rate Wachovia Bank, Atlanta, Georgia, pays its passbook savings account holders, will be returned to the subscribers (other than organizers) within five business days of the Expiration Date.

  It is possible that subsequent to the release of the subscription funds from escrow (the requisite shares having been sold and the determination having been made the other regulatory conditions will be satisfied) events could occur which could have the effect of preventing the Bank from commencing business. If that were to occur, the Company intends to liquidate and would return to the then shareholders of the Company the portion of their investment which is equal to their total investment less their prorata share of the expenses incurred by the Company and the Bank. See "USE OF PROCEEDS" and "CAPITALIZATION." While no assurance can be given that the foregoing will not take place, the organizers cannot foresee any such events and believe it is highly unlikely that such events will occur. After consulting with applicable regulatory authorities, the organizers are not aware of any Georgia state banks which failed to commence business after they or their holding companies had raised the required capital. Additionally, based on conversations with applicable regulatory authorities, there are no indications that the Company and the Bank will have any difficulty in satisfying the applicable regulatory conditions.

  Plan of Distribution. Offers and sales of the Common Stock will be made on behalf of the Company primarily by certain of its officers and directors. The officers and directors will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for their reasonable expenses incurred in the offering. In reliance on Rule 3a4-1 of the Exchange Act, the Company believes such officers and directors will not be deemed to be brokers and/or dealers under the Exchange Act.

  The Company has no present arrangements or agreements with any brokers and/or dealers with respect to this offering. The Company presently anticipates that no sales of Common Stock will require the use of brokers and/or dealers. In the unlikely event that broker/dealers are used, all such funds will be promptly transmitted to the Escrow Agent under the terms of the escrow agreement.

  It is expected that the organizers (the directors of the Company) will purchase a total of 165,000 of the shares of Common Stock offered hereby; however, the organizers may, subject to regulatory approval, purchase up to 49.9% of the minimum number of shares offered hereby if necessary to complete the offering. Any shares purchased by the organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares, and any such purchases will be subject to regulatory approval.

  Founders Club. Each investor shall be deemed to be a member of the "Founders Club" of the Bank, which will entitle the investor to a personal checking account with no service charge for as long as the investor owns a minimum of 100 shares of Company Common Stock. The initial order of checks for such account will be complimentary, and the check design will identify the account holder as a member of the Founders Club.

How to Subscribe

  Each prospective investor who (together with the investor's affiliates) desires to purchase 100 or more shares must:

  1. Complete, date and execute the Subscription Agreement,
     which is attached as Exhibit A to this       Prospectus.

  2. Make a check payable to "The Bankers Bank - Escrow
     Account for First Georgia Community Corp." in an amount equal to the full subscription price of $10.00 times the number of shares subscribed for.

  3. Return the completed Subscription Agreement and check as follows:

          HAND OR MAIL DELIVERY

          First Georgia Community Corp.
          150 Covington Street
          P. O. Box 1534
          Jackson, Georgia 30233
          Attn:  John L. Coleman

                         USE OF PROCEEDS

  The net proceeds from the sale of the shares offered hereby after deducting estimated offering expenses of $35,000 will be between $6,065,000 if the minimum of 610,000 shares are sold and $7,965,000 if the maximum of 800,000 shares are sold. Offering expenses will be paid by the Company through direct advances by the organizers and draws on the organization loan made to the organizers, and the advances and the organization loan will be repaid from the gross proceeds of this offering.

  The organizers also expect the Company and the Bank to incur approximately $50,000 of organizational expenses and pre-opening expenses of approximately $286,000 (assuming the minimum offering is completed on January 31, 1997 and the Bank begins operation on July 31, 1997), which would be offset in part by estimated pre-opening investment income on offering proceeds of approximately
$94,000. Offering, organizational and pre-opening expenses incurred prior to the conclusion of the offering will be paid through draws by the Company on the organization loan (which has been taken out by the organizers), and by direct advances from the organizers. To the extent such amounts and accrued interest thereon exceeds $555,000, additional offering, organizational and pre-opening expenses will be paid through draws on any additional line of credit established for the Company and/or advances by the organizers, with all of such amounts to be repaid by the Company together with accrued interest from net offering proceeds.

  The Company will use a portion of the net offering proceeds to repay loans by the organizers to the Company and advances under the line of credit, which monies were and will be used to pay organizational, pre-opening, and offering expenses for the Company and the Bank. In addition, the Bank will use a portion of the proceeds it receives from the sale of its stock to the Company to reimburse the Company for amounts advanced by the Company to pay organizational and pre-opening expenses of the Bank.

  Prior to this offering, ten of the organizers (all of the directors of the Company, except Mr. Coleman) and one business associate of the organizers each made a personal loan of $5,000 to the Company for an aggregate of $55,000 to pay a portion of the expenses associated with organizing the Company and preparing this Prospectus. This loan bears no interest. The principal of the loan will be repaid from the proceeds of this offering as stated above.

  The Company will capitalize the Bank with a minimum of $6,000,000 and up to $7,700,000 of the net offering proceeds by purchasing between 600,000 and 770,000 shares of the Bank's stock at a price of $10.00 per share. After the anticipated expenditure of approximately $1,675,000 in the aggregate, the Bank will have remaining working capital of between approximately $4,325,000 and $6,025,000 to be used for the purposes of making loans and investments in the course of the Bank's operations and to pay operating expenses (to the extent such expenses are not met by operating income).

  The remaining balance of the net proceeds of the offering of between approximately $50,000 and $250,000 (depending on the number of shares sold) will be retained to establish the Company's working capital and for general corporate purposes, including supporting the Bank's growth and engaging in other permitted activities.

  The following table set forth in tabular form the estimated use by the Company and the Bank of the gross proceeds of the minimum and maximum offerings based on the estimate of management at this time and assuming that the offering is concluded as of January 31, 1997 and that the Bank commences operations on July 31, 1997, for purposes of projecting offering, organizational and pre-opening expenses and for computing interest payable. Pre-opening expenses will increase, with a corresponding reduction in working capital available to the Company and Bank, in the event completing the offering is delayed for any reason. Management believes that the Bank will commence operations by July 31, 1997 since all regulatory approvals should be received several months before that date as set forth herein and based on discussions with building contractors, management believes the proposed bank building will be built in under five months and construction will begin prior to the end of January, 1997.

                         Use of Proceeds


                                                  Minimum        Maximum
Gross Proceeds From This Offering(1)              $6,100,000     $8,000,000

Anticipated Use of Proceeds by the Company:
  Offering Expenses                                   35,000        35,000
  Organizational Expenses(2)                          15,000        15,000
  Working Capital                                     50,000       250,000
  Capitalization of Bank through Purchase
    of Common Stock of the Bank                    6,000,000     7,700,000

  Total                                           $6,100,000     $8,000,000

Anticipated Use of Capital by the Bank:

  Organizational Expenses(2)                    $     35,000   $     35,000
  Pre-opening Operating Expenses(2)(4)               192,000        192,000
  Land and Bank Premises(3)                        1,205,000      1,205,000
  Furniture, Fixtures & Equipment                    243,000        243,000
  Working Capital                                  4,325,000      6,025,000

  Total                                           $6,000,000     $7,700,000

_______________________

(1) Assuming sale of 610,000 shares and 800,000 shares, respectively, at $10.00 per share.

(2) Organizational expenses consist primarily of consulting fees for market analysis and feasibility studies, filing fees, accounting, appraisal and legal fees and expenses. Pre-opening operating expenses consist primarily of salaries and benefits, printing, promotion, supplies and interest expense. Such expenses have been estimated through July 31, 1997. All of such expenses as well as those for premises and leasehold improvements, and for furniture, fixtures and equipment are expected to be incurred provided that the offering proceeds are released from escrow.

(3) In order to facilitate organization of the Company and the Bank, the organizers may determine to accelerate expenditures for temporary office renovations, main office construction or otherwise in anticipation of completing the minimum offering, which could require that they advance additional funds or guarantee additional Company debt to be repaid from offering proceeds.

(4) Assuming $286,000 of gross expenses, net of anticipated preopening income of $94,000.

                          CAPITALIZATION

  The following table sets forth the capitalization of the Company as of August 31, 1996 and as adjusted to give pro forma effect to the sale by the Company of the minimum offering of 610,000 shares and the maximum offering of 800,000 shares (as of the completion of the offering) and the receipt of the net proceeds anticipated by the Company from such sale, which will result in initial compliance with all regulatory capital requirements. All offering proceeds, with interest, will be returned to subscribers in the event the minimum offering is not completed.



                                 PRESENTLY         AS OF COMPLETION
                               OUTSTANDING1        OF THE OFFERING2
                              SHARES    AMOUNT    SHARES    AMOUNT

ASSUME MINIMUM OFFERING:

Advances from organizers       ---    $106,000      ---     $        0
Common Stock, $5 par value
10,000,000 shares authorized;
one share issued, 610,000 to be
issued as adjusted               1           5    610,000    3,050,000

Capital surplus                  5                           3,015,000

Accumulated deficit        (24,883)                            (24,883)

   Total equity          $ (24,873)                          6,040,117


ASSUME MAXIMUM OFFERING:

Advances from organizers       ---       $106,000    ---             0

Common stock, $5 par value;
10,000,000 shares authorized; one
shares issued, 800,000 to be
issued as adjusted              1              5    800,000   4,000,000

Capital surplus                                5              3,965,000

Accumulated deficit                      (24,883)               (24,883)

    Total equity                       $ (24,873)             7,940,117

1In August, 1996, the Company issued one share of Common Stock to Mr. Coleman for $10 in connetion with the organization of the Company.

2Expenses related to this offering are estiamted to be $35,000 and will be charged to the capital surplus upon completion of the offering.

                            DIVIDENDS

  Since the Company and the Bank are both start-up operations, it will be the policy of the Board of Directors of the Company to reinvest earnings for the period of time necessary to help ensure the success of their operations. As a result, the Company has no current plans to initiate the payment of cash dividends, and its future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. See "SUPERVISION AND REGULATION - Bank Regulation."

                     BUSINESS OF THE COMPANY
                           AND THE BANK

The Company

  The Company was incorporated as a Georgia business corporation on August 7, 1996 to become a bank holding company by acquiring all the common stock of the Bank upon its formation. Initially, the Bank will be the sole operating subsidiary of the Company. The Company will apply to the Federal Reserve and the Department of Banking for prior approval to use a minimum of $6,000,000 of the proceeds of this offering to acquire the Bank. If such approvals are granted, upon its acquisition of the common stock of the Bank, the Company will become a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended, and the Georgia Bank Holding Company Act. See "SUPERVISION AND REGULATION."

  The Company has been organized to facilitate the Bank's ability to serve its future customers' requirements for financial services. The holding company structure will provide flexibility for expansion of the Company's banking business through the possible acquisition of other financial institutions and the provision of additional banking-related services which the traditional commercial bank may not provide under present laws. For example, banking regulations require that the Bank maintain a minimum ratio of capital to assets. In event that the Bank's growth is such that this minimum ratio is not maintained, the Company may borrow funds, subject to capital adequacy guidelines of the Federal Reserve, and contribute them to the capital of the Bank and otherwise raise capital in a manner which is unavailable to the Bank under existing banking regulations.

  The Company has no present plans to acquire any operating subsidiaries other than the Bank. It is expected, however, that the Company may make additional acquisitions in the future in the event that the Company becomes profitable and such acquisitions are deemed to be in the best interest of the Company and its shareholders. Such acquisitions, if any, will be subject to certain regulatory approvals and requirements. See "SUPERVISION AND REGULATION."

The Bank

  General. The organizers filed an application with the Department of Banking and with the FDIC on June 28, 1996, for authority to organize as a state bank and trust company, the deposits of which will be federally insured, and to conduct a commercial banking business from Jackson, Georgia. The organizers received approvals from the Department of Banking on October 11, 1996 and the FDIC on September 30, 1996.

  The Bank intends to be a full service commercial bank. The Bank plans to offer personal and business checking accounts, interest-bearing checking accounts, savings accounts, money market funds and various types of certificates of deposit. The Bank also plans to offer installment loans, real estate loans, second mortgage loans, commercial loans and home equity lines of credit. In addition, the Bank intends to provide such services as official bank checks and money orders, Mastercard and Visa credit cards, safe deposit box, traveler's checks, bank by mail, direct deposit of payroll and social security checks, and US Savings Bonds.

  Philosophy. The philosophy of the management of the Bank with respect to its initial operations will be to emphasize prompt and responsive personal service to the residents of Jackson, Georgia and the other communities located in Butts County in order to attract customers and acquire market share now controlled by other financial institutions in the Bank's market area. The organizers believe that the Bank offers the residents of Jackson and the surrounding areas the opportunity to have an ownership interest in a community bank, while also receiving the benefits associated with a locally owned and managed community bank. Although one other community bank is located in Butts County, the Bank will be unique in that ownership of the Company's stock will be available to residents in the community. Through ownership in the Company, the residents of the community will have a greater role in the development of the Bank.

  Management of the Bank intends to implement an active officer and director call program to promote these efforts. The purpose of this call program will be to describe the products, services and philosophy of the Bank to both existing and new business prospects. In addition, the President of the Bank has substantial banking experience in Butts County, which will be an asset in providing both products and services designed to meet the needs of the Bank's customer base. All of the organizers are active members of the business community in Jackson and the areas located around Butts County, and their continued active community involvement will provide an opportunity to promote the Bank and its products and services. The organizers intend to utilize effective advertising and superior selling efforts in order to build a distinct institutional image for the Bank and to capture a customer base.

  Bank Location and Facilities.  The Bank will be located at 150
Covington Street in Jackson, Georgia in Butts County. The Bank plans to provide services to Butts County residents, as well as to residents from the adjacent counties of Spalding and Henry.

  On May 1, 1996, one of the organizers (William B. Jones) entered into a Contract for Sale of Realty with The Roman Catholic Archdiocese of Atlanta (the "First Agreement") to purchase 1.721 acres of improved property located at 150 Covington Street, Jackson, Georgia, for a purchase price of $250,000. Mr. Jones has assigned his rights and interest in said contract to the Company. Under said Contract, as amended, the Company is required to close the purchase of the property on or before January 13, 1996. The entire purchase price is payable at closing. The Company anticipates closing the purchase by December 2, 1996, using funds to be borrowed under the line of credit of the organizer with SouthTrust Bank. The improvements on the property will be removed, and a bank building will be constructed on the property.

  On May 29, 1996, Mr. Jones entered into a Real Estate Sales Contract with the Estate of Henry Adolphus Lassiter (the "Second Agreement") to purchase .65 acres adjoining the Archdiocese property for a purchase price of $145,000. Mr. Jones has assigned his rights and interest in said contract to the Company. Under said contract, as amended, the Company is required to close the purchase of the property on or before January 31, 1996. The entire purchase price is payable at closing. The Company anticipates closing the purchase by December 2, 1996, using funds to be borrowed under the line of credit of the organizers with SouthTrust Bank.

  The organizers of the Bank obtained an appraisal of the property (both tracts together), the size of which is approximately 2.5 acres. The appraisal, dated August 12, 1996, appraised the property at $405,000. A copy of the appraisal of the property was filed with the Bank's application to the Department of Banking and the FDIC.

  The organizers plan to have a 9,085 square foot, two-story building constructed on the property. There will be five teller stations inside and four drive-through stations.

  Primary Service Area. The Bank's Primary Service Area ("PSA") is defined as a 5-mile radius from the Bank location. The Bank has defined its local community as Jackson and Butts County, Georgia and portions of the surrounding counties of Spalding and Henry.

  Economic and Demographic Factors. According to the 1995 Georgia County Guide, Butts County has grown during each census since 1960. From 1980 to 1990, Butts County grew by 12.2%. The adjacent counties of Spalding and Henry Counties have also experienced positive population growth. The projected populations of Butts County, Henry County and Spalding County in 2000 are 16,763, 84,810, and 58,432, respectively. According to Georgia Economic Profile, 26% of the employment base of the six counties of Butts, Henry, Spalding, Newton, Jasper and Monroe are employed in manufacturing. Apart from that concentration, there appears to be a wide range of different activities in the employment base.

  Competition and Historical Deposit Trends. Butts County has two commercial banks with a total of three offices. McIntosh State Bank is located in Jackson, with a main office and one branch, which is located in a grocery store. NationsBank of Georgia, N.A., has a branch in Jackson. NationsBank of Georgia is a subsidiary of a large multi-state bank holding company currently operating in nine states and headquartered in Charlotte, North Carolina.

  Deposits among the banks in Butts County have grown from 1989 to 1994. In Butts County, deposits have grown by 19% over that period of time. The organizers believe that this indicates a growing demand for bank services within the county. Projections prepared for the Bank and submitted to the Department of Banking indicate that the Bank could grow to $19,900,000 in deposits by 1998. There is no assurance, however, that the Bank's projections will be realized.

  The organizers believe that a locally owned bank where decisions are made within Butts County will be more cognizant of the community's needs and more responsive in meeting those needs and local expectations. The Bank will operate from a modern facility offering convenient hours and competitive services delivered in a friendly manner. In addition, management believes that having a local board of directors and wide community ownership of the Company's Common Stock will enable the Bank to be successful.

  Lending Policy. The Bank is being established to support Butts County and the immediately-surrounding counties of Spalding and Henry. Consequently, the Bank will aggressively seek good loans within a limited geographic area. The Bank's primary commercial lending function will be to make consumer loans to individuals and commercial loans to small and medium-sized businesses and professional concerns. In addition, the bank plans to make real-estate-related loans, including construction loans for residential and commercial properties, and primary and secondary mortgage loans for the acquisition or improvement of personal residences. The
Bank plans to avoid concentrations of loans to a single industry or based on a single type of collateral.

  Real Estate Loans. The Bank will make and hold real estate loans, consisting primarily of single-family residential construction loans for one-to-four unit family structures. The
Bank will require a first lien position on the land associated with the construction project and will offer these loans to professional building contractors and homeowners. Loan disbursements will require on-site inspections to assure the project is on budget and that the loan proceeds are being used for the construction project and not being diverted to another project. The loan-to-value ratio for such loans will be predominantly 75% of the lower of the as-built appraised value or project cost, and will be a maximum of 80% if the loan is amortized. Loans for construction can present a high degree of risk to the lender, depending upon, among other things, whether the builder can sell the home to a buyer, whether the buyer can obtain permanent financing, whether the transaction produces income in the interim and the nature of changing economic conditions.

  Consumer Loans. The Bank plans to make consumer loans, consisting primarily of installment loans to individuals for personal, family and household purposes, including loans for automobiles, home improvements and investments. Risks associated with consumer loans include, but are not limited to, fraud, deteriorated or non-existing collateral, general economic downturn and customer financial problems.

  Commercial Loans. Commercial lending will be directed principally toward small to mid-size businesses whose demand for funds fall within the legal lending limits of the Bank. This category of loans includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. Risks associated with these loans can be significant and include, but are not limited to, fraud, bankruptcy, economic downturn, deteriorated or non-existing collateral and changes in interest rates.

  Investments. In addition to loans, the Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation.

  Deposits. The Bank plans to establish solid core deposits, including checking accounts, money market accounts, a variety of certificates of deposit, and IRA accounts. The primary means used to attract deposits will be an aggressive marketing plan in the overall service area, a broad product line, and competitive services. The primary sources of deposits will be residents of, and businesses and their employees located in, Butts County, and to a lesser extent, Spalding County and Henry County, obtained through personal solicitation by the Bank's officers and directors, direct mail solicitations and advertisements published in the local media. Deposits will be generated by offering a broad array of competitively priced deposit services, including demand deposits, regular savings accounts, money market deposits (transaction and investment), certificates of deposit, retirement accounts, and other deposit or funds transfer services which may be permitted by law or regulation and which may be offered to remain competitive in the market.

  Asset and Liability Management. The Bank intends to manage its assets and liabilities to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity, and adequate liquidity. These management functions will be conducted within the framework of written loan and investment policies which the Bank will adopt. The Bank will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration, and interest adjustment period, and endeavor to manage any gaps in maturity ranges.

  Employees. Upon commencement of operations, the Bank is expected to have approximately 13 full-time employees. The Company is not expected to have any employees who are not also employees of the Bank.

                            MANAGEMENT

Proposed Officers and Directors

  On August 8, 1996, the Board of Directors of the Company elected the following persons as officers of the Company:

  John L. Coleman         President, Chief Executive Officer
  Alfred D. Fears, Jr.    Secretary and Chief Accounting Officer
                          (until the Bank is chartered)
  Harry Lewis             Treasurer and Chief Financial Officer
                          (until the Bank is chartered)

  The following table sets forth for the initial members of the Board of Directors of the Company, (a) their names, addresses and ages, (b) the positions they will hold in the Bank, (c) the number of shares of Common Stock for which they intend to subscribe, and
(d) the percentage of outstanding shares such number will represent if the minimum number of shares are sold in this offering and if the maximum number of shares are sold in this offering. The directors serve for a one year term, and the present term of office of each director will expire at the annual shareholders meeting of the Company to be held in April, 1998. These persons will also serve as directors of the Bank.

                                                                      <c.
                           POSITION          NUMBER         % OF       %OF
NAME AND ADDRESS (AGE)    TO BE HELD         OF SHARES*     MINIMUM*  MAXIMUM*

D. Richard Ballard (49)       Director        15,000         2.46%    1.88%
1018 Stark Road
Jackson, GA  30233

Charles W. Carter (60)        Director        15,000         2.46     1.88
853 W. 3rd Street
Jackson, GA  30233

John L. Coleman (51)      Director/President  15,000         2.46     1.88
866-E Halls Bridge Road
Jackson, GA  30233

Alfred D. Fears, Jr. (39)     Director        15,000         2.46     1.88
448 Foxhollow Woods Drive
Jackson, GA  30233

William B. Jones (51)         Director        15,000         2.46     1.88
642 Stark Road
Jackson, GA  30233

Harry Lewis (44)              Director        15,000         2.46     1.88
549 Wesley Drive
Jackson, GA  30233

Joey McClelland (49)          Director        15,000         2.46     1.88
2419 W. Highway 16
Jackson, GA  30233

Dr. Alexander Pollack (42)    Director        15,000         2.46     1.88
140 Strickland Pasture Road
Jackson, GA  30233

Robert Ryan (58)              Director        15,000         2.46     1.88
108 Old McIntosh Circle
Jackson, GA  30233

James H. Warren (58)          Director        15,000         2.46     1.88
866-A Halls Bridge Road
Jackson, GA  30233

George L. Weaver (48)         Director        15,000         2.46     1.88
2705 High Falls Road
Jackson, GA  30233

All Proposed Directors and                   165,000        27.0%     20.6%
Officers, as a Group**

____________________________
*   In the event that the minimum number of shares in this offering
    are not sold, the organizers may    purchase additional shares
    of Common Stock for an aggregate of 304,700 shares of Common Stock (49.95% of the minimum and 38.1% of the maximum number of shares to be sold).

** These figures are different from the sum of the individual percentages because of rounding.


D. Richard Ballard was born in Barnesville, Georgia. Since 1967, Mr. Ballard has been affiliated with Haisten Funeral home, Inc. in Jackson, Georgia, and is currently the President/CEO. Mr. Ballard is also the President/CEO of Haisten Funeral Home of Henry County, Inc. Mr. Ballard is a member of the Jackson First Baptist Church, Jackson Rotary Club, Butts County Chamber of Commerce, Henry County Chamber of Commerce, Georgia and National Funeral Directors, and National Selected Morticians.

Charles W. Carter was born in Henry County, Georgia. Since 1968, Mr. Carter has been affiliated with Carter Builders Supply in Jackson, and is currently the President. Mr. Carter was a director of C & S Bank/NationsBank in Jackson from 1978 until 1994. He is a member of Jackson Rotary Club, Sons of the American Revolution, and the First Baptist Church of Jackson. He also serves on the Butts County Water and Sewer Authority.

John L. Coleman was born in Miami, Florida. Since 1994, Mr. Coleman has acted as Regional Retail Manager Northwest Georgia Bartow County/Senior Banking Executive for NationsBank Bartow County in Cartersville, Georgia until July, 1996. From 1986 to 1994, Mr. Coleman was President/Senior Lender of C & S Bank/NationsBank, Bartow County Division, in Cartersville, and acted in a similar position at C & S Bank, Jackson Division, in Jackson, Georgia, from 1982 to 1986. From 1967 to 1982, Mr. Coleman worked in various management positions for C & S Bank in LaGrange, Georgia, and Atlanta, Georgia. Mr. Coleman was a member of Cartersville Rotary Club, Trinity Methodist Church, the Salvation Army Board, the Cartersville Industrial Development Authority, Cartersville Country Club, Cartersville Medical Center Advisory Board, Cartersville Opera Company Board, and the Georgia Economic Development Association. Mr. Coleman is relocating his residence from Cartersville, Georgia to Jackson, Georgia to assume the position of President of the Company and of the Bank.

Alfred D. Fears, Jr. was born in Griffin, Georgia. Mr. Fears has been practicing law in Jackson, Georgia since 1981. He also owns and operates an apartment rental business in Jackson. Mr. Fears is a member of the State Bar of Georgia, Jackson Rotary Club, and the Jackson United Methodist Church.

William B. Jones was born in Butts County, Georgia. From 1966 to 1976, Mr. Jones was a teacher/coach in Jackson, Georgia. Since 1977, Mr. Jones has practiced law in Jackson, Georgia, and has been active in the food and petroleum distribution business. Mr. Jones is currently President of Jones Petroleum Co., Meriwether Properties, Inc. and Jones & Hudgins, and Vice President of Jones & Owenby, Inc. Mr. Jones is a member of the State Bar of Georgia and the Jackson Rotary Club. He also served on the Advisory Board of NationsBank in Jackson. He is a Trustee of the Roosevelt Warm Springs Foundation.

Harry Lewis was born in Atlanta, Georgia. Since 1983, Mr. Lewis has owned and operated an automobile dealership in Jackson, Georgia. He is also affiliated with Playtime Learning Center, Inc., and is currently President. Mr. Lewis is a member of the Jackson Rotary Club (past President), the Jackson Housing Authority, Butts County Chamber of Commerce, Jackson Merchants Association, Jackson Investment Club, Butts County Pre-Kindergarten Coordinating Council, Georgia Automobile Dealers Association, National Automobile Dealers Association and Georgia Child Care Association.

Joey McClelland was born in Sarasota, Florida. Since 1989, Mr. McClelland has acted as Executive Director of Marketing and Logistics for Fritz Companies, International Business - Logistics -ATL. Prior to 1989, Mr. McClelland held numerous management level positions in related marketing fields. Mr. McClelland is a member of the Zoning Appeals Board, Council of Logistics Management, and the Methodist Mens Club of Jackson United Methodist Church.

Dr. Alexander Pollack was born in New York, New York. Since 1986, Dr. Pollack has been self-employed in Jackson, Georgia, as a general surgeon. In addition, Dr. Pollack is Chairman of the Board of Directors of Golden Health Care, Inc. Dr. Pollack is a member of the Jackson Rotary Club.

Robert Ryan was born in Racine, Wisconsin. Since 1983, Mr. Ryan has been President of Atlanta South 75 Inc. From 1960 to 1983, Mr. Ryan held various management positions with Unocal Corporation, Los Angeles, California. Mr. Ryan served on the Board of Directors of Speedway Corporation and the Association of Christian Truckers. He is a member of the Butts County Historical Society, Jackson Church of the Nazarene, American Legion, Rotary Club, and NATSO.

James H. Warren was born in Marvel, Alabama.  Since 1971, Mr.
Warren has been self-employed as a general contractor and developer. He is President of Sure Power, Inc., Secretary-Treasurer of Brushy Mountain Hydro-Electric Power, Inc. and
Alternator & Starter House, Inc., and a partner in Fenwyck
Development Co.  Mr. Warren is a member of the Auto Parts
Rebuilders Association.

George L. Weaver was born in Griffin, Georgia. Mr. Weaver has been President of Central Georgia EMC since 1984. From 1971 to 1984, Mr. Weaver held various management positions with Central Georgia EMC. Mr. Weaver served on the Advisory Board of NationsBank of Georgia, N.A. in Jackson, and as Vice Chairman of the Board of Directors of Federated Rural Electric Insurance Corp. He presently serves as a director of Oglethorpe Power Corporation, Southeastern Data Corporation (past Chairman of the Board), Georgia Rural Electric Service Corporation (past Chairman of the Board), and GEMC Workers Compensation Fund. Mr. Weaver also serves as Vice President and President-Elect of the Georgia Rural Electric Managers Association and as a member of the Rural Electric Management Development Council. Mr. Weaver is a member of the Jackson Rotary Club and the Jackson United Methodist Church. Mr. Weaver also serves as Chairman of the Butts County Industrial Development Authority and as Vice Chairman of the West Central Georgia Private Industry Council.



Cash Compensation

  John L. Coleman has an employment agreement with the Company and the Bank under which he will serve as President and Chief Executive Officer of the Company and of the Bank. The employment agreement provides for a five-year term and is annually renewable thereafter. He will be paid an initial annual salary of $135,000. Once the Bank begins operations he will also be entitled to certain performance bonuses. To qualify for the annual bonus, the Bank must first have a CAMEL 3 rating for the applicable year. If the Bank has a CAMEL 3 rating for the applicable year, then Mr. Coleman will be paid a cash bonus for the year which is a certain percentage of his salary for the year depending on the pre-tax return on average assets ("ROA") performance of the Bank for the year. The CAMEL rating is a rating which will be assigned to the Bank each year by the Department of Banking based on its examination of different performance factors, with "1" being the best CAMEL rating and "5" being the worst. The bonus formula is as follows:

  ROA                                   Percentage of Salary

  Less than .9%                                   No bonus
  .9% or greater; less than 1.0%                        5%
  1.0% or greater; less than 1.10%                     10%
  1.10% or greater; less than 1.20%                    15%
  1.20% or greater; less than 1.30%                    20%
  1.30% or greater; less than 1.40%                    25%
  1.40% or greater; less than 1.60%                    30%
  1.60% or greater; less than 1.75%                    35%
  1.75% or greater; less than 2.00%                    40%
  Over 2.00%                                           50%

  Under Mr. Coleman's employment agreement, he also has the option to purchase 15,000 shares of Common Stock of the Company at the price of the lesser of $10.00 or book value of the stock during the first three years of operation of the Bank and at the price of book value of the stock during the remainder of the term of the employment agreement, not to exceed a ten year option term. He also will receive options to purchase up to an additional 5,000 shares at the price of book value of the stock at the date of exercise, with the number of options which he may receive in any year being determined based on a formula tied to performance of the Bank. The number of options which Mr. Coleman will be entitled to receive in any year is determined by multiplying (i) 1,000 shares by (ii) a fraction whose numerator is the amount of the bonus earned by Mr. Coleman determined as set forth above and whose denominator is the maximum bonus which Mr. Coleman could have received for the year. The term of these options is the same as the term of the initial option to purchase 15,000 shares.

  Mr. Coleman will also receive health, life and disability insurance under the same plan and terms as other employees of the Bank. He will receive a mid-size automobile to be used primarily for business purposes, and the Bank will pay operating, maintenance and insurance expenses for the automobile. The Bank will pay monthly membership dues for Mr. Coleman up to $75.00 per month at a local country club and the initiation fee of a local country club up to $3,000.

  Officers and directors of the Company will not be separately compensated for their services to the Company until the Company earns a cumulative profit.

  Directors will not be compensated for their services as directors until the Bank earns a cumulative profit.

Certain Transactions and Relationships

  It is possible that the Company and the Bank will have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank, including members of their families or corporations, partnerships or other organizations in which such directors and officers have a controlling interest. If such transactions occur, they will be on substantially the same terms (including price, or interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Bank.

  To facilitate the Bank's formation, ten of the organizers (all of the directors of the Company, except Mr. Coleman) made a personal loan of $5,000 to the Company. Additionally, the organizers arranged a line of credit from SouthTrust Bank of Columbus, N.A., Columbus, Georgia, in the aggregate amount of $500,000 to pay organizational and pre-opening expenses for the Company and the Bank. The line of credit bears interest at the lender's prime rate (presently 8.25% per annum) and has a one-year term. The organizers have personally taken out the line of credit. The line of credit and interest costs will be repaid from the offering proceeds when the conditions to the offering have been satisfied. See "USE OF PROCEEDS."

  William B. Jones has assigned to the Company his entire interest in two real estate purchase agreements without any payment to him by the Company, as discussed at "BUSINESS OF THE COMPANY AND THE
BANK -- Bank Location and Facilities."

  The Board of Directors intends to consider adopting some form of directors incentive stock option plan once the Bank has attained a cumulative profit and a CAMEL 2 rating from the Department of Banking. The adoption of any such plan shall be subject to approval by the appropriate regulatory authorities.

  Charles W. Carter and Harry Lewis are first cousins.


     MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

  There is currently no market for the shares of Common Stock and it is not likely that an active trading market will develop for the shares in the future. There are no present plans for the Company's Common Stock to be traded on any stock exchange or over-the-counter market. As a result, investors who need or wish to dispose of all or part of their shares may be unable to do so except in private, directly negotiated sales.


            DESCRIPTION OF COMMON STOCK OF THE COMPANY

General

  The Company's Articles of Incorporation authorize the Company to issue up to 10,000,000 shares of Common Stock, par value $5.00 per share, of which a minimum of 610,000 shares and a maximum of 800,000 shares will be issued pursuant to this offering.

  All shares of Common Stock of the Company will be entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in all assets of the Company available for distribution to the shareholders. It is not anticipated that the Company will pay any cash dividends on the Common Stock in the near future. See "DIVIDENDS." Each holder of Common Stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of Common Stock will not have any preemptive right to acquire authorized but unissued capital stock of the Company. There is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to the Common Stock. All shares of the Common Stock issued in accordance with the terms of this offering as described in this Prospectus will be fully-paid and non-assessable.

Shares Held by Affiliates

  Upon completion of this offering, the Company will have a minimum of 610,000 shares and a maximum of 800,000 shares outstanding. All of these shares will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "1933 Act"), except for shares purchased in this offering by the organizers.

  The organizers (the directors of the Company) are "affiliates" of the Company (as that term is defined in Rule 144 adopted under the 1933 Act), and, as a result, their shares will be subject to certain resale restrictions.

  Rule 144 generally provides that a person (including an affiliate of the Company) who has beneficially owned shares for at least two years would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale, whichever is greater. While affiliates may generally sell non-restricted shares under Rule 144 without regard to the length of their holding period, all shares purchased by the organizers will be purchased for investment purposes and not with a present intention of redistribution.

  There can be no assurance that a public market for the Common Stock will exist at any time subsequent to this offering. As a result, investors who may wish or who need to dispose of all or a part of their investment in the Common Stock may not be able to do so except for private direct negotiations with third parties, assuming that third parties are willing to purchase the Common Stock.


               CERTAIN PROVISIONS OF THE COMPANY'S
               ARTICLES OF INCORPORATION AND BYLAWS

  The Articles of Incorporation of the Company contain certain provisions which would have the effect of impeding an attempt to change or remove management of the Company or to gain control of the Company in a transaction not supported by its Board of Directors. The Articles of Incorporation of the Company also contain a provision which eliminates the potential personal liability of directors for monetary damages. The Bylaws of the Company contain certain provisions which provide indemnification for directors of the Company. Each of these provisions is discussed more fully below.

Change in Number of Directors

  Article 7 of the Articles of Incorporation of the Company provides that any change in the number of directors of the Company, as set forth in its Bylaws, would have to be made by the affirmative vote of 2/3 of the entire Board of Directors or by the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock.

  Under Georgia law, the number of directors may be increased or decreased from time to time by amendment to the Bylaws, unless the Articles of Incorporation provide otherwise or unless the number of directors is otherwise fixed by the shareholders.

Removal of Directors

  Article 8 of the Articles of Incorporation of the Company provides that directors of the Company may be removed during their terms with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. "Cause" for this purpose is defined as final conviction of a felony, request or demand for removal by any bank regulatory authority having jurisdiction over the Company, or determination by at least 2/3 of the incumbent directors of the Company that the conduct of the director to be removed has been inimical to the best interests of the Company.

  Under Georgia law, any or all of the directors of a corporation may be removed with or without cause by the affirmative vote of a majority of the shares represented at a meeting at which a quorum is represented and entitled to vote thereon, unless the Articles of Incorporation provide otherwise.

Limitation of Liability

    Article 10 of the Company's Article of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Company and to the shareholders of the Company for breach of a duty as a director. There is no elimination of liability for (a) a breach of duty involving appropriation of a business opportunity of the Company,
(b) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law, (c) a transaction from which the director derives an improper material tangible personal benefit, or (d) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. Article 10 does not eliminate or limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

  Article 10 was adopted by the Company pursuant to the Georgia Business Corporation Code which allows Georgia corporations, with the approval of their shareholders, to include in their Articles of Incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. Article 10 was included in the Company's Articles of Incorporation to encourage qualified individuals to serve and remain as directors of the Company. While the Company has not experienced any problems in locating directors, it could experience difficulty in the future as the Company's business activities increase and diversify. Article 10 was also included to enhance the Company's ability to secure liability insurance for its directors at a reasonable cost. While the Company intends to obtain liability insurance covering actions taken by its directors in their capacities as directors, the Board of Directors believes that the current director's liability insurance environment, and the environment for the foreseeable future, is characterized by increasing premiums, reduced coverage and an increasing risk of litigation and liability. The Board of Directors believes that Article 10 will enable the Company to secure such insurance on terms more favorable than if such a provision were not included in the Articles of Incorporation.

Supermajority Voting on Certain Transactions

  Under Article 12 of the Articles of Incorporation of the Company, with certain exceptions, any merger or consolidation involving the Company or any sale or other disposition of all or substantially all of its assets will require the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock.
However, if the Board of Directors of the Company has approved the particular transaction by the affirmative vote of 2/3 of the entire Board, then the applicable provisions of Georgia law would govern and shareholder approval of the transaction would require the affirmative vote of the holders of only a majority of the outstanding shares of Common Stock entitled to vote thereon.

  The primary purpose of this Article is to discourage any party from attempting to acquire control of the Company through the acquisition of a substantial number of shares of Common Stock followed by a forced merger or sale of assets without negotiation with management. Such a merger or sale might not be in the best interests of the Company or its shareholders. This provision may also serve to reduce the risk of a potential conflict of interest between a substantial shareholder on the one hand and the Company and its other shareholders on the other.

  The foregoing provision could enable a minority of the Company shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some, circumstances, the directors could cause a 2/3 vote to be required to approve the transaction by withholding their consent to such a transaction, thereby enhancing their positions with the Company and the Bank. However, of the eleven persons who are directors of the Company, only one will be affiliated with the Company and the Bank in a full-time management position.

Evaluation of an Acquisition Proposal

  Article 13 of the Company's Articles of Incorporation provides that the response of the Company to any acquisition proposal made by another party will be based on the Board's evaluation of the best interests of the Company and its shareholders. As used herein, the term "acquisition proposal" refers to any offer of another party (a) to make a tender offer or exchange offer for any equity security of the Company, (b) to merge or consolidate the Company with another corporation, or (c) to purchase or otherwise acquire all or substantially all of the properties and assets owned by the Company.

  Article 13 charges the Board, in evaluating an acquisition proposal, to consider all relevant factors, including (a) the expected social and economic effects of the transaction on the employees, customers and other constituents (e.g., suppliers of goods and services) of the Company and the Bank, (b) the expected social and economic effects on the communities within which the Company and the Bank operate, and (c) the consideration being offered by the other corporation in relation (i) to the then current value of the Company as determined by a freely negotiated transaction and (ii) to the Board of Directors' then estimate of the Company's future value as an independent entity. The enumerated factors are not exclusive, and the Board may consider other relevant factors.

  This Article has been included in the Company's Articles of Incorporation because the Bank is charged with providing support to and being involved with the communities it serves, and the Board believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the consideration being offered in relation to the then market or book value of the Common Stock. No provisions of Georgia law specifically enumerate the factors a corporation's board of directors should consider in the event the corporation is presented with an acquisition proposal.

  While the value of the consideration offered to shareholders is the main factor when weighing the benefits of an acquisition proposal, the Board believes it appropriate also to consider all other relevant factors. For example, this Article directs the Board to evaluate the consideration being offered in relation to the then current value of the Company determined in a freely negotiated transaction and in relation to the Board's then estimate of the future value of the Company as an independent concern. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. The Board believes that frequently the consideration offered in such a situation, even though it may be in excess of the then market value (i.e., the value at which shares are then currently trading), it is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms which reflect not only the current value, but also the future value of the Company.

  One effect of this Article may be to discourage a tender offer in advance. Often an offeror consults the Board of a target corporation prior to or after commencing a tender offer in an attempt to prevent a contest from developing. In the opinion of the Board, this provision will strengthen its position in dealing with any potential offeror which might attempt to acquire the Company through a hostile tender offer. Another effect of this Article may be to dissuade shareholders who might be displeased with the Board's response to an acquisition proposal from engaging the company in costly litigation. This provision, however, does not affect the right of a shareholder displeased with the Board's response to an acquisition proposal to institute litigation against the Company and to allege that the Board breached an obligation to shareholders by not limiting its evaluation of an acquisition proposal to the value of the consideration being offered in relation to the then market or book value of the Common Stock.

  Article 13 would not make an acquisition proposal regarded by the Board as being in the best interests of the Company more difficult to accomplish. It would, however, permit the Board to determine that an acquisition proposal was not in the best interests of the Company (and thus to oppose it) on the basis of the various factors deemed relevant. In some cases, such opposition by the Board might have the effect of maintaining the positions of incumbent management.

Amendment of Provisions

  Any amendment of Articles 7, 8, 10, 12, and 13 of the Company's Articles of Incorporation requires the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock, unless 2/3 of the entire Board of Directors approves the amendment. If 2/3 of the Board approves the amendment, the applicable provisions of Georgia law would govern, and the approval of only a majority of the outstanding shares of Common Stock would be required.

Indemnification

  The Bylaws of the Company contain certain indemnification provisions which provide that directors, officers, employees or agents of the Company will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceedings.

  When a case or dispute is not ultimately determined on its merits (i.e., it is settled), the indemnification provisions provide that the Company will indemnify directors when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, the shareholders or independent legal counsel in each specific case.

  The Bylaws of the Company also provide that the indemnification rights set forth therein are not exclusive of other indemnification rights to which a director may be entitled under any bylaw, resolution or agreement either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon. The Company can also provide for greater indemnification than that set forth in the Bylaws if it chooses to do so, subject to approval by the Company's shareholders. The Company may not, however, indemnify a director for liability arising out of circumstances which constitute exceptions to limitation of a director's liability for monetary damages. See "CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES AND BYLAWS - Limitation of Liability."

  The indemnification provisions of the Bylaws specifically provide that the Company may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him in any such capacity, whether or not the Company would have had the power to indemnify against such liability.

  The Company is not aware of any pending or threatened action, suit or proceeding involving any of its directors or officers for which indemnification from the Company may be sought.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


                    SUPERVISION AND REGULATION

  Bank holding companies and banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules and regulations affecting the Company and the Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provision referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Company and the Bank. Supervision regulation and examination of the Company and the Bank by the bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders of the Company.

Bank Holding Company Regulation

  The Company will be a registered holding company under the Bank Holding Company act of 1956 (the "BHC Act") and the Georgia Bank Holding Company Act (the "Georgia BHC Act") and will be regulated under such acts by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and by the Department of Banking, respectively.

  As a bank holding company, the Company is required to file annual reports with the Federal Reserve and the Department of Banking and such additional information as the applicable regulator may require pursuant to the BHC Act and the Georgia BHC Act. The Federal Reserve and the Department of Banking may also conduct examinations of the Company to determine whether it is in compliance with both BHC Acts and the regulations promulgated thereunder.

  The BHC Act also requires every bank holding company to obtain prior approval from the Federal Reserve before acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank which is not already majority owned or controlled by that bank holding company. Acquisition of any additional banks would also require prior approval from the Department of Banking.

  On September 29, 1994, President Clinton signed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") which amends federal law to permit bank holding companies to acquire existing banks in any state effective September 29, 1995, and any interstate bank holding company is permitted to merge its various bank subsidiaries into a single bank with interstate branches effective June 1, 1997. States have the authority to authorize interstate branching prior to June 1, 1997 or alternatively, to opt out of interstate branching prior to that date.

  In addition to having the right to acquire ownership or control of other banks, a bank holding company is authorized to acquire ownership or control of nonbanking companies, provided the activities of such companies are so closely related to banking or managing or controlling banks that the Federal Reserve considers such activities to be proper to the operation and control of banks. Regulation Y, promulgated by the Federal Reserve, sets forth those activities which are regarded as closely related to banking or managing or controlling banks and, thus, are permissible activities for bank holding companies, subject to approval by the Federal Reserve in individual cases.

  Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not be warranted. Under these provisions, a bank holding company may be required to loan money to its subsidiaries in the form of capital notes or other instruments which qualify for capital under regulatory rules. Any loans by the holding company to such subsidiary banks are likely to be unsecured and subordinated to such bank's depositors and perhaps to its other creditors.

Bank Regulation

  The Company will initially have one subsidiary bank. The Bank will be a state bank chartered under the laws of the State of Georgia and will be subject to examination by the Department of Banking. The Department of Banking regulates or monitors all areas of a bank's operations and activities, including reserves, loans, mergers, issuance of securities, payment of dividends, interest rates and establishment of branches.

  The Bank will also be insured and regulated by the Federal Deposit Insurance Corporation (the "FDIC"). The major functions of the FDIC with respect to insured banks include paying depositors to the extent provided by law in the event an insured bank is closed without adequately providing for payment of the claims of depositors, acting as a receiver of state banks placed in receivership when so appointed by state authorities, and preventing the continuance or development of unsound and unsafe banking practices. In addition, the FDIC is authorized to examine insured state banks which are not members of the Federal Reserve to determine the condition of such banks for insurance purposes. The FDIC also approves conversions, mergers consolidations and assumption of deposit liability transactions between insured banks and noninsured banks or institutions to prevent capital or surplus diminution in such transactions where the resulting, continued or assuming bank is an insured non-member state bank.

  Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the BHC Act on any extension of credit to the bank holding company or any of its subsidiaries, on investment in the stock or other securities of the bank holding company or its subsidiaries, and on the taking of such stock or securities as collateral for loans to any borrower. In addition, a bank holding company and its subsidiaries are prohibited for engaging in certain tying arrangements in connection with any extension of credit or provision of any property or services.

Capital Requirements

  Regulatory agencies measure capital adequacy with a framework that makes capital requirements sensitive to the risk profile of the individual banking institution. The guidelines define capital as either Tier 1 capital (primary shareholders equity) or Tier 2 capital (certain debt instruments and a portion of the reserve for loan losses). There are two measures of capital adequacy for bank holding companies and their subsidiary banks: the Tier 1 leverage ratio and the risk-based capital requirements. Bank holding companies and their subsidiary banks must maintain a minimum Tier 1 leverage ratio of 4%. In addition, Tier 1 capital must equal 4% of risk-weighted assets, and total capital (Tier 1 plus Tier 2) must equal 8% of risk-weighted assets. These are minimum requirements, however, and institutions experiencing internal growth (which will initially be the case for the Bank) or making acquisitions, as well as institutions with supervisory or operational weaknesses, will be expected to maintain capital positions well above these minimum levels.

  The federal banking agencies have proposed amending the capital adequacy standards to provide for the consideration of interest rate risk in the overall determination of a bank's capital ratio and to require banks with greater interest rate risk to maintain adequate capital for the risk. It is uncertain what effect these regulations, when implemented, would have on the Company and the Bank.

  The Federal Deposit Insurance Corporation Improvements Act of 1991 (the "1991 Act") imposes a regulatory matrix which requires the federal banking agencies to take prompt corrective action to deal with depository institutions that fail to meet their minimum capital requirements or are otherwise in a troubled condition. The prompt corrective action provisions require undercapitalized institutions to become subject to an increasingly stringent array of restrictions, requirements and prohibitions, as their capital levels deteriorate and supervisory problems mount. Should these corrective measures provide unsuccessful in recapitalizing the institution and correcting its problems, the 1991 Act mandates that the institution be placed in receivership.

  Pursuant to regulations promulgated under the 1991 Act, the corrective actions that the banking agencies either must or may take are tied primarily to an institution's capital levels. In accordance with the framework adopted by the 1991 Act, the banking agencies have developed a classification system, pursuant to which all banks and thrifts are placed into one of five categories: well-capitalized institutions, adequately capitalized institutions, undercapitalized institutions, significantly undercapitalized institutions and critically undercapitalized institutions. The capital thresholds established for each of the categories are as follows:

Capital           Tier 1      Total Risk-    Tier 1 Risk-
Category          Capital     Based Capital  Based Capital     Other

Well Capitalized  5% or more  10% or more    6% or more        Not Subject
                                                               to a capital
                                                               directive

Adequately        4% or more   8% or more    4% of more             -
Capitalized

Undercapitalized  less than 4% less than 8%  less than 4%           -

Significantly     less than 3% less than 6%  less than 3%           -
Undercapitalized

Critically         2% or less         -            -                -
Undercapitalized   tangible equity

    The capital guidelines can affect the Company in several ways. After completion of this offering, the Company's capital levels will initially be more than adequate. However, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors, could change the Company's capital position in a relatively short period of time, making an additional capital infusion necessary.

    The Department of Banking will require the Bank to maintain a ratio (the "primary capital ratio") of total capital (which is essentially Tier 1 capital plus the allowance for loan losses) to total assets (defined as balance sheet assets plus the allowance for loan losses) of at least 6%. In addition, the Bank expects that, in accordance with the Department of Banking policy, the Bank will be required to maintain a primary capital ratio of 8% during its first three years of operation.

CRA and Fair Lending

    On April 19, 1995, the federal bank regulatory agencies adopted revisions to the regulations promulgated pursuant to the Community Reinvestment at (the "CRA"), which are intended to set distinct assessment standard for financial institutions. The revised regulation contains three evaluation tests: (a) a lending test which will compare the institution's market share of loans in low- and moderate-income areas to its market share of loans in its entire service area and the percentage of a bank's outstanding loans to low- and moderate-income areas or individuals, (b) a services test which will evaluate the provision of services that promote the availability of credit to low- and moderate-income areas, and (c) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community development, small- and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds. The regulation is designed to reduce the paperwork requirements of the current regulations and provide regulators, institutions and community groups with a more objective and predictable manner with which to evaluate the CRA performance of financial institutions. The rule became effective on January 1, 1996, at which time evaluation under streamlined procedures began for institutions with assets of less than $250 million that are owned by a holding company with total assets of less than $1 billion.

    Congress and various federal agencies (including, in addition to the bank regulatory agencies, the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice) (collectively the "Federal Agencies") responsible for implementing the nation's fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions which it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

    On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes lending discrimination and to specify the factors the agencies will consider in determining if lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Credit Opportunity Act and the Fair Housing Act. In the policy statement, three methods of proving lending discrimination were identified:
(a) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis, (b) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person, and (c) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

FDIC Insurance Assessments

    The Bank will be subject to FDIC deposit insurance assessments for the Bank Insurance Fund. The FDIC has implemented a risk-based assessment system whereby banks are assessed on a sliding scale depending on their placement in nine separate supervisory categories. The highest-rated institutions pay the statutory annual minimum of $2,000 for FDIC insurance. Rates for all other institutions are reduced by four cents per $100 as well, leaving a premium range of 3 cents to 27 cents per $100 of deposits. For FDIC deposit insurance, the Bank will initially pay an annual FDIC deposit insurance assessment of 4.3 cents per $100 of deposits.

Future Requirements

    Statutes and regulations are regularly proposed which contain wide-ranging proposals for altering the structures, regulations and competitive relationship of the nation's financial institutions.
It cannot be predicted whether or what form any proposed statute or regulation will be adopted or the extent to which the business of the Company and the Bank may be affected by such statute or regulation.


                          LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Stewart, Melvin & Frost, LLP, Gainesville, Georgia.


                             EXPERTS

    The financial statements of the Company at August 31, 1996, and for the period from March 15, 1996 (inception) until August 31, 1996, set forth herein have been so included in reliance on the report of Snyder, Camp, Stewart & Co., LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                  FIRST GEORGIA COMMUNITY CORP.
                  (A development stage company)

                       Financial Statements
              For the Period Ending August 31, 1996

                 FIRST GEORGIA COMMUNITY CORP.
               (A Development Stage Corporation)




                 Index to Financial Statements




Independent Auditors' Report                             F-2


Financial Statements:

  Balance Sheet as of August 31, 1996                    F-3

  Statement of Operations for the period
   from March 15, 1996
   (inception) to August 31, 1996                        F-4

  Statement of Stockholder's Equity
   for the period from
   March 15, 1996 (inception) to August 31, 1996         F-5

  Statement of Cash Flows for
   the period from March 15, 1996
   (inception) to August 31, 1996                        F-6


  Notes to Financial Statements                          F-7

                  INDEPENDENT AUDITORS' REPORT






To the Board of Directors
First Georgia Community Corp.


We have audited the accompanying balance sheet of First Georgia Community Corp. (a development stage corporation) as of August 31, 1996, and the related statements of operations, stockholder's equity and cash flows for the period from March 15, 1996 (inception) to August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Georgia Community Corp. as of August 31, 1996 and the results of its operations and its cash flows for the period from March 15, 1996 (inception) to August 31, 1996 in conformity with generally accepted accounting principles.



                                   /s/   SNYDER, CAMP, STEWART & CO., LLP

Norcross, Georgia
September 17, 1996

                 FIRST GEORGIA COMMUNITY CORP.
               (A Development Stage Corporation)
                         Balance Sheet
                        August 31, 1996



           Assets
Cash                                            $            8,778.78
Deferred organization costs                                 53,742.22
Other assets                                                18,839.00
                                                $           81,360.00



   Liabilities and Stockholder's Equity

Liabilities:
 Advances from organizers                       $          106,000.00
 Accrued expenses                                              233.21

   Total liabilities                                       106,233.21


Stockholder's equity:
 Capital stock, $5.00 par value; 10,000,000 shares
  authorized; 1 share issued and outstanding                     5.00
 Additional paid-in capital                                      5.00
 Accumulated deficit                                       (24,883.21)

   Total stockholder's equity                              (24,873.21)

                                                $           81,360.00












See accompanying auditors' report and notes to financial statements.

                 FIRST GEORGIA COMMUNITY CORP.
               (A Development Stage Corporation)
                    Statement of Operations
For the Period from March 15, 1996 (inception) to August 31, 1996


Expenses:

 Personnel expenses                             $          (24,650.00)

 Interest                                                     (233.21)


   Net loss                                   $            (24,883.21)




























See accompanying auditors' report and notes to financial statements.

                 FIRST GEORGIA COMMUNITY CORP.
               (A Development Stage Corporation)
               Statement of Stockholder's Equity
For the Period from March 15, 1996 (inception) to August 31, 1996




                                                          Deficit
                                                        Accumulated
                                         Additional     During the
                  Preferred      Common   Paid-in       Development
                   Stock         Stock    Capital         Stage         Total
Proceeds from
the sale of
organization
shares          $     -          5.00       5.00            -            10.00

Net loss              -            -           -       (24,883.21) (24,883.21)

Balance,
August 31, 1996 $     -         5.00        5.00       (24,883.21) (24,873.21)

























See accompanying auditors' report and notes to financial statements.


                              F-5
                 FIRST GEORGIA COMMUNITY CORP.
               (A Development Stage Corporation)
                    Statement of Cash Flows
For the Period from March 15, 1996 (inception) to August 31, 1996



Cash flows from operating activities:
 Net loss                                             $    (24,883.21)
 Adjustments to reconcile net loss to net cash used
  for operating activities:
   Increase in deferred expenses                           (53,742.22)
   Increase in accrued expenses                                233.21

           Net cash used for operating activities          (78,392.22)

Cash flows from investing activities:
 Increase in other assets                                   18,839.00

           Net cash used by investing activities           (18,839.00)

Cash flows from financing activities:
 Proceeds from the sale of organization shares                  10.00
 Increase in advances from organizers                      106,000.00

           Net cash provided by financing activities       106,010.00


Net increase in cash and cash equivalents       $            8,778.78


















See accompanying auditors' report and notes to financial statements.

                               F-6

                 FIRST GEORGIA COMMUNITY CORP.
               (A Development Stage Corporation)
                 Notes to Financial Statements
                        August 31, 1996

(1)        Organization and Summary of Significant Accounting Policies
   First Georgia Community Corp. (the "Company") was incorporated on August
   7, 1996, for the purpose of becoming a bank holding company for its proposed wholly-owned subsidiary, First Georgia Community Bank (the "Bank"), which will operate in the Butts County area. The organizers of the Bank filed a joint application to charter the Bank with the Department of Banking and Finance and the Federal Deposit Insurance Corporation. The
   Company is also making an application to become a bank holding company with the Federal Reserve Bank of Atlanta.

   Neither the Company nor the Bank has commenced their respective operations as a bank holding company or as a commercial bank and neither will do so unless regulatory approvals are obtained and the required capitalization of the Bank by the Company is obtained from proceeds of the sale of the Company's common stock.

   Prior to the Company's incorporation on August 7, 1996, organizational and pre-opening activities were conducted by the organizers.  Expenditures on behalf of the Company by the organizers are considered expenditures of the
   Company. Costs of organizing the Company have been capitalized and will be amortized over five years using the straight-line method upon commencement of operations.  Costs of the intended common stock offering have been deferred and will be offset against the proceeds of the offering upon successful completion.  These costs will be charged to expense if the
   minimum offering is not purchased.   Additional costs are expected to
   be incurred for both organization costs and stock offering costs.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
   Actual results could differ from those estimates.

   Financial instruments that potentially subject the Company to credit risk include cash on deposit with banks. The Company has a deposit relationship with a high credit quality financial institution and has yet to accumulate balances in excess of federal deposit insurance limits. Accordingly, the Company believes no significant concentration of credit risks with respect to its deposit balances with financial institutions. The fair values of cash and interest bearing borrowings approximate their carrying amounts.

   The Company plans to adopt a calendar year for both financial reporting and tax reporting purposes.
                 FIRST GEORGIA COMMUNITY CORP.
               (A Development Stage Corporation)
            Notes to Financial Statements, Continued
                        August 31, 1996


(2)        Advances from Organizers
   Advances from organizers at August 31, 1996 consist of the following:

           Line of credit balance               $ 51,000
           Direct advances from organizers         55,000

                                                $106,000

   Prior to incorporation, the organizers secured a line of credit with a maximum limit of $500,000. Organizational costs, pre-opening expenses, and offering expenses incurred prior to commencing operations, will be funded through the use of this line. The line has a maturity date of June 10, 1997 and carries an initial interest rate of 8.25%, which varies with the prime rate. The direct advances from the organizers are non-interest bearing. Upon successful completion of the sale of common stock, the organizers will be reimbursed from the proceeds from the offering.
   If the offering is not successful, the line of credit will be repaid by the organizers and the direct advances will not be repaid.

(3) Common Stock Offering
   The Company intends to file a Registration Statement on Form SB-2 with the Securities and Exchange Commission offering for sale a minimum of 610,000 and a maximum of 800,000 shares of the Company's $5.00 par value common stock at $10 per share.

(4)        Stock Option Plan
   The Company plans to offer stock options for as many as 20,000 shares of its common stock to its President under terms of an employment agreement. The per share exercise price for all options granted pursuant to the employment agreement is the greater of book value or $10. The Financial Accounting
   Standards Board issued Statement No. 123, "Accounting for Stock-Based
   Compensation," (SFAS No. 123) in October 1995. SFAS No. 123 allows companies either to (i) continue to measure compensation cost based on the "intrinsic value" method prescribed by Accounting Principles Board
   Opinion No. 25 (ABP No. 25) or (ii) adopt a "fair value" method of accounting for all employee stock-based compensation; provided, however that in either case companies will be required to significantly expand disclosures related to stock-based employee compensation arrangements
   (including the pro forma amount of net income and earnings per share as if the new "fair value" method were adopted, for those companies choosing to retain the "intrinsic value" method of APB No. 25). The accounting requirements, as specified in SFAS No. 123, applying to all stock-based awards granted, modified or settled in cash in fiscal years beginning after December 15, 1995. The Company expects to utilize the accounting for stock issued to employees prescribed by APB No. 25 and, therefore, the impact on the Company of this change in accounting principle will be only to increase its disclosure requirements.

(5)        Commitments
   The Company has assumed agreements of an organizer, as purchaser, for the purchase of properties to be used for banking locations. The aggregate contract purchase price for these properties is $395,000. Closing is contingent upon approval by regulatory authorities and successful completion of the sale of the Company's stock.

   The organizers of the Bank have entered into an employment agreement with one of the organizing directors to serve as President and Chief Executive
   Officer of the Company and the Bank providing for an annual base salary, the right to receive a bonus (based upon performance standards), the right to receive stock options, and other customary executive benefits.

(6)        Income Taxes
   As of August 31, 1996 no income tax expense (benefit) has been provided, nor have any deferred income taxes have been recorded due to the loss incurred.

   As of August 31, 1996 the Company had a tax loss carryforward of approximately $25,000 which will expire in the year 2011. This loss carryforward results in a gross deferred tax asset of approximately $9,600 which has been reduced by a valuation allowance of like amount. The gross deferred tax asset differs from the expected amount primarily due to the effect of state income taxes.



















                      SUBSCRIPTION AGREEMENT          EXHIBIT "A"


First Georgia Community Corp.
150 Covington Street
P. O. Box 1534
Jackson, Georgia  30233
Attn:  John L. Coleman

Gentlemen:

 The undersigned hereby subscribes for and agrees to purchase the number of shares of Common Stock, par value $5.00 per share (the
"Common Stock"), of First Georgia Community Corp., a Georgia corporation (the "Company"), indicated below. The undersigned has executed and delivered this Subscription Agreement in connection with the Company's offering of Common Stock described in its Prospectus date _____________________, 1996. (Such Prospectus, including any amendments and supplements thereto, is herein called the "Prospectus").

 The undersigned agree to purchase the shares of Common Stock subscribed for herein for the purchase price of $10.00 per share.
All checks should be made payable to "The Bankers Bank -  Escrow
Account for First Georgia Community Corp." A check in an amount equal to the full subscription price is enclosed with this Subscription Agreement.

 The undersigned acknowledges receipt of a copy of the Prospectus.
The undersigned further acknowledges that the Company has not yet begun operations and that an investment in the Common Stock involves significant risks, as set forth under "Risk Factors" in the Prospectus. The undersigned understands that no federal or state agency has made any finding or determination regarding the fairness of the offering of the Common Stock, the accuracy or adequacy of the Prospectus, or any recommendations or endorsement concerning an investment in the Common Stock.

 The undersigned agrees that this subscription is binding on the undersigned and is irrevocable by the undersigned until the Expiration Date as defined in the Prospectus. The undersigned acknowledges that this Subscription Agreement shall not constitute a valid and binding obligation of the Company until accepted by the Company in writing, and that the Company has the right to reject this Subscription Agreement, either in whole or in part, in its sole discretion.

Number of Shares
minimum 100 shares): __________     _____________________________
                                    Please PRINT or TYPE exact
                                    name(s) in which undersigned
                                    desires to be registered
Total Subscription Price
(at $10.00 per share):              $_________

                          SUBSTITUTE W-9


Under the penalties of perjury, I certify that:  (a) the Social
Security number of Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding.
INSTRUCTION:  YOU MUST CROSS OUT #2 ABOVE IF YOU HAVE BEEN NOTIFIED
BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP
WITHHOLDING BECAUSE OF UNDER REPORTING INTEREST OR DIVIDENDS ON
YOUR TAX RETURN.


___________________________        ______________________________
Date                               Signatures(s)*

___________________________        ______________________________
Area Code and Telephone No.        Please indicate form of
                                   ownership the undersigned
                                   desires for the shares
                                   (individual, joint tenants
                                   with right of survivorship,
                                   tenants in common, trust,
                                   corporation, partnership,
                                   custodian, etc.)

___________________________
Social Security or
Federal Taxpayer                   ________________________________
Identification No.                 Street Address

                                   _______________________________
                                   City/State/Zip Code


                  TO BE COMPLETED BY THE COMPANY

Accepted as of ___________________________, 199___, as to
____________ shares.

FIRST GEORGIA COMMUNITY CORP.

By:________________________
   Signature

   ________________________
   Print Name

* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

_____________________________________________________
The Company reserves the right, in its sole discretion to
reject any and all subscriptions, and no subscription will be effective until accepted by the Company.

No person has been authorized by the Company to give any information or to make any representations not contained in this Prospectus, and any information or statement not contained herein must not be relied upon as having been authorized by the Company. The delivery of this Prospectus does not imply that the information contained herein is correct as of any time subsequent to its date.

The Company has undertaken to update this Prospectus to reflect any facts or events arising after the date hereof, which individually or in the aggregate represent a fundamental change in the information set forth herein and to include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material changes to such information.

Subscribers should not construe the contents of this Prospectus or any communication from the Company, whether written or oral, as legal, tax accounting, or other expert advice. Each subscriber should consult his or her own counsel, accountants and other professional advisors as to all matters concerning his or her investment in shares of the Common Stock.

The shares of Common Stock of the Company offered hereby are not deposits insured by the Federal Deposit
Insurance Corporation.

This Prospectus does not constitute an offer to sell in any jurisdiction or a solicitation of an offer to buy any of the shares of the Common Stock to any person in any jurisdiction in which such offer or solicitation is unlawful.

                        TABLE OF CONTENTS

                         Page

Risk Factors..................................................
The Offering..................................................
Use of Proceeds.............................................
Capitalization.................................................
Dividends......................................................
Business of the Company and the Bank............
Management.................................................
Market for Common Stock and Related
  Shareholder Matters.....................................
Description of Common Stock of the
  Company....................................................
Certain Provisions of the Company's
  Articles of Incorporation and
  ByLaws......................................................
Supervision and Regulation.............................
Legal Matters................................................
Experts.........................................................
Financial Statements......................................F-1
Subscription Agreement..................................Exhibit "A"
_____________________________________________________

_____________________________________________________








                  FIRST GEORGIA COMMUNITY CORP.

                 A Proposed Bank Holding Company

                               for

                   FIRST GEORGIA COMMUNITY BANK

                      A Proposed State Bank












                             800,000

                            Shares of

                           Common Stock




                            PROSPECTUS


____________________________________

                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

  Consistent with the pertinent provisions of the laws of Georgia, the Registrant's Articles of Incorporation provide that the Registrant shall have the power to indemnify its directors and officers against expenses (including attorney's fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he or she met the applicable standard of conduct shall be made (a) by the Board of Directors of the Registrant, (b) in certain circumstances, by independent legal counsel in a written opinion, or (c) by the affirmative vote of a majority of the shares entitled to vote.

Item 25.  Other Expenses of Issuance and Distribution.

  Expenses of the sale of the Registrant's Common Stock, $5.00 par value, are as follows:

  Registration Fee                              $  2,414
  Legal Fees and Expenses (Estimate)              20,000
  Accounting Fees and Expenses (Estimate)          5,000
  Printing and Engraving Expenses (Estimate)       2,500
  Miscellaneous (Estimate)                         5,086

  Total                                         $ 35,000

Item 26.  Recent Sales of Unregistered Securities.

  On August 8, 1996, the Registrant issued to John L. Coleman, in a private placement one share of the Registrant's Common Stock, $5.00 par value per share, for an aggregate purchase price of $10 in connection with the organization of the Company. The sale to Mr. Coleman was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of such Act because it was a transaction by an issuer which did not involve a public offering.

Item 27.  Exhibits.

Exhibit Description
Number
   5.1       Legal Opinion of Stewart, Melvin & Frost, LLP
  10.3       Employment Agreement of John L. Coleman
  10.4       Escrow Agreement
  23.1       Consent of Snyder, Camp, Stewart & Co., LLP


Item 28.  Undertakings.

  The undersigned Registrant hereby undertakes as follows:

  (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
  Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information set forth in the Registration
           Statement, and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering rate may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in column and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

    (iii) To include any additional or changed material information the plan of distribution.

    (2) For the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at the time shall be deemed to be the initial bona fide offering.

    (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of this offering.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
  (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, in the City of Jackson, State of Georgia, on November 22, 1996.

                              FIRST GEORGIA COMMUNITY CORP.

                              By: s/John L. Coleman

                              Print Name:  John L. Coleman
                              Title:  President and Chief Executive
                                     Officer



  Pursuant to the requirements to the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name                              Position               Date


s/John L. Coleman                 Director; President    11/22/96
John L. Coleman                   and C.E.O.

s/Alfred D. Fears, Jr.            Director; Corporate    11/22/96
Alfred D. Fears, Jr.              Secretary and C.A.O.

s/Harry Lewis                     Director; Treasurer    11/22/96
Harry Lewis                       and C.F.O.

s/D. Richard Ballard              Director               11/22/96
D. Richard Ballard

s/Charles W. Carter               Director               11/22/96
Charles W. Carter

s/William B. Jones                Director               11/22/96
William B. Jones

__________________________        Director
Joey McClelland

s/Alexander Pollack               Director               11/22/96
Alexander Pollack

s/Robert Ryan                 Director              11/22/96
Robert Ryan

                              Director
James H. Warren

s/George L. Weaver            Director              11/22/96
George L. Weaver
                        INDEX OF EXHIBITS


Exhibit                                                      Sequential
Number           Description                                    Page

 5.1      Legal Opinion of Stewart, Melvin & Frost, LLP        __________

10.3       Employment Agreement of John L. Coleman             __________

10.4       Escrow Agreement                                    __________

23.1       Consent of Snyder, Camp, Stewart & Co., LLP         __________

                                                      EXHIBIT 5.1


                   STEWART, MELVIN & FROST, LLP

                         Attorneys at Law




                        November 22, 1996



First Georgia Community Corp.
150 Covington Street
P. O. Box 1534
Jackson, Georgia  30233

Ladies and Gentlemen:

  We are acting as special counsel to First Georgia Community
Corp., a Georgia corporation (the "Company"), Jackson, Georgia, in such capacity, we have supervised certain proceedings taken by the Company in connection with the registration under the Securities
Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder
(collectively, the "Act"), of the offer and sale of a minimum of 610,000 shares and a maximum of 800,000 shares (the "Shares") of common stock, $5.00 par value, of the Company.

  We have examined originals or copies, certified or otherwise identified to our satisfaction, of the documents and corporate records relating to the authorization, issuance of sale of the Shares and have made such other investigation as we have deemed appropriate and relevant in order to furnish the opinion set forth below.

  In our examination, we have assumed the genuiness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to Questions of fact material and relevant to our opinion, where such facts were not independently verified by us, we have relied, to the extent we deemed such reliance proper, upon certificates or representations of officers and representatives of the Company and appropriate federal, state and local officials.

  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and when sold, will be validly issued, fully paid and nonassessable.

  This letter is furnished solely to you and may not be relied upon by any third party.

                                  Very truly yours,

                                  STEWART, MELVIN & FROST, LLP



                                  By: s/T. Treadwell Syfan
                                       Partner

                                                     EXHIBIT 10.3


             Georgia Community Bank (in Organization)

                       EMPLOYMENT AGREEMENT


  This agreement made and entered into this 28th day of May, 1996, between Georgia Community Bank, Jackson Georgia (the "Bank") and
John Coleman, ("Employee");


  WHEREAS, the Bank is a state bank, regulated by the Georgia
Department Banking and Finance, insured by the Federal Deposit
Insurance Corporation, and located in Jackson, Georgia; and


  WHEREAS, the Bank wants to employ the employee as President and Chief Executive Officer of the Bank; and


  WHEREAS, the parties desire to enter into this agreement setting forth the terms and conditions of the employment relationship of the Bank and the employee;


  NOW, THEREFORE, it is agreed as follows:


              I. RELATIONSHIP ESTABLISHED AND DUTIES

  1. The Bank and the Bank Holding Company (when formed) hereby will employ the employee as President and Chief Executive
       Officer, to hold the title of President and Chief Executive
       Officer, and to perform such services and duties as the Board of Directors may, from time to time, designate during the term hereof. Subject to the terms and conditions hereof, employee will perform such duties and exercise such authority as are customarily performed and exercised by persons holding such office, subject to the general direction of the Board of Directors of the Bank, exercised in good faith in accordance with standards of reasonable business judgment.

  2. Employee shall serve on the Board of Directors of the Bank and the Bank Holding Company (when formed), and shall be entitled to Directors' Fees just like any other director, and shall serve as a non-voting member of its Executive
       Committee, subject to the terms hereof.

  3. Employee accepts such employment and shall devote his full time, attention, and efforts to the diligent performance of his duties herein specified and as an officer and director of the Bank and will not accept employment with any other individual, corporation, partnership, governmental authority, or any other entity, or engage in any other venture for profit which the Bank may consider to be in conflict with his or its best interest or to be in competition with the Bank's business, or which may interfere in any way with the employee's performance of his duties hereunder excepting passive personal investments in real estate, stocks, and bonds. Any exception to this must be made by notification and approval of the Board.


                     II.  TERMS OF EMPLOYMENT


  1. The initial term of employment under this Agreement shall continue for 5 (five) years from the charter date of this agreement unless such is terminated pursuant to the terms hereof or by the first to occur of the conditions to be stated hereinafter. This Agreement will be automatically extended each year after the initial term unless either party gives 90 days contrary written notice to the other.
       The employee shall purchase 15,000 shares of the initial offering of common stock at the same time as the other initial directors. The term previously stated notwithstanding this contract shall be terminated by the earlier to occur of any of the following:

    a. the death of the employee;

    b. the complete disability of employee. "Complete disability" as used herein shall mean the inability of employee, due to illness, accident, or other physical or mental incapacity to perform the services provided for hereunder for an aggregate of sixty days within any period of 120 consecutive days during the term hereof; however, these provisions will be coordinated with and conformed to the disability policy provided for all employees provided, however, disability shall not constitute a basis for discharge for cause;

    c. the discharge of employee by the Bank for cause. "Cause" as used herein shall mean:

       1) such negligence or misconduct as shall constitute, as a matter of law, a breach of the covenants and obligations of employee hereunder;

       2) failure or refusal of employee to comply with the provisions of this agreement;

       3) employee being convicted by any duly constituted court with competent jurisdiction of a crime involving moral turpitude;


       4) at the discretion of the Board, this contract may be terminated if there are acts the Board feels are moral turpitude;

       5) termination of the contract at the discretion of the Board for failure to perform at acceptable levels of deposit growth and other performance standards as mutually agreed upon by the Board and employee.

  Termination of employee's employment other than for "Cause" as defined in paragraph 1.,c. above shall constitute a tender by employee of his resignation as an officer and director of the Bank and the Bank Holding Company. In the event of termination the employee is entitled to severance pay equal to one month's pay for each year employed by the Bank.


                        III. COMPENSATION

  For all services which employee may render to the Bank during the term hereof, the Bank shall pay to employee, subject to such deductions as may be required by law:

  1. Base Salary. An annual salary of $135,000 payable in equal weekly installments and subject to such deductions as may be required by law, for the first 12 months. Thereafter, annual increase reviews will be done during the month of December for a January 1 effective increase date during the term of this Agreement so that for the 12 months beginning on each such anniversary date, the employee's salary increases will take effect. The Board has sole discretion as to the amount of the CEO's compensation.

  2. Performance Bonuses. Each year, a performance bonus, ranging from 0% to 50% of annual base salary will be awarded, based upon mutually agreed upon goals such as the Return on Average Assets achieved before the application of taxes and Directors fees and expenses based upon the following formula:

    a. ROA equal to .90 but less than 1% Bonus = 5%

    b. ROA greater than 1.0% but less than 1.10% Bonus = 10%

    c. ROA equal to 1.10% but less than 1.20% Bonus = 15%

    d. ROA equal to 1.20% but less than 1.30% Bonus = 20%

    e. ROA equal to 1.30% but less than 1.40% Bonus = 25%

    f. ROA equal to 1.40% but less than 1.60% Bonus = 30%

    g. ROA equal to 1.60% but less than 1.75% Bonus = 35%

    h. ROA equal to 1.75% but less than 2.00% Bonus = 40%

    i. ROA over 2.00% Bonus = 50%


  3. Stock Options. The Employee shall have the right and option to purchase an additional number of shares of common stock of the Bank Holding Company in the following sequence:

    a. 15,000 shares at book value or $10.00 per share, which ever is less, for the first three (3) years and at book value thereafter initially over the term of this Agreement not to exceed 10 years,

    b. beginning at the second year of Bank operation and thereafter in an amount determined by multiplying (i) one thousand shares by (ii) a fraction whose numerator is the Bonus Amount for the year and whose denominator is the maximum Bonus Amount which could have been received by the Employee for the year, for a maximum of five thousand shares over the term of this Agreement.

  The option granted to the Employee pursuant to this paragraph 3 may be exercised by the Employee, in whole or in part, at any time or from time to time during the period this Agreement is in effect beginning on the first day of the second month following the close of the Bank's fiscal year to which such grant is attributable. Notwithstanding anything contained herein to the contrary, if the shareholders of the Bank or the Bank Holding
  Company approve of a capital reorganization of the common stock of the Bank Holding Company or a merger or consolidation of the Bank Holding Company with or into another corporation, or the sale of all or substantially all of the assets of the Bank; or the Bank Holding Company, then Employee shall have the right and option to purchase all stock options that would have been paid to the Employee for the remaining term of this Agreement pursuant to the terms of this paragraph. The purchase price for each share of common stock of the Bank Holding Company that the Employee purchases pursuant to the exercise of the options granted herein shall be the book value at the time of purchase and shall be paid in cash upon exercise.


                        IV. OTHER BENEFITS

  1.   The employee shall be entitled to participate in any plan
       of the Bank relating to stock options, stock purchases,
       profit sharing, group life insurance, medical coverage,
       education, or other retirement or employee benefits that
       the Bank may adopt for the benefit of its employees.  In
       addition, Employer agrees to purchase an immediate long-term disability policy which will be fair to the employee in terms of protection.

  2. The employee shall be eligible to participate in any other benefits which may be or become applicable to the Bank's executive employees, shall be furnished a car with all expenses of maintenance to cover all automobile use, a reasonable expense account, the payment of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits which are commensurate with the responsibilities and functions to be performed by the employee under this Agreement. The
       Employer agrees to pay Country Club initiation fees up to $3,000 and dues up to $75 per month. Employer agrees to pay reasonable moving expenses and work with the employee to be fair in purchasing a home in the Jackson area.
       Employer also agrees to pay all reasonable expenses in connection with the attendance and participation at said trade association meetings by employee's spouse.

  3. At such reasonable times as the Board of Directors shall in its discretion permit, the employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time, provided that:

    a. The employee shall be entitled to an annual vacation of 4
       (four) weeks per year. The employee shall schedule at least two consecutive weeks of vacation each year.

    b. The timing of vacations shall be scheduled in a reasonable manner by the employee. The employee shall not be entitled to receive any additional compensation from the Bank on account of his failure to take a vacation; nor shall he be entitled to accumulate unused vacation time from one calendar year to the next.

    c. In addition to the aforesaid paid vacations, the employee shall be entitled, without loss of pay to absent himself voluntarily from the performance of his employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board of Directors in its discretion may determine. Further, the Board of Directors shall be entitled to grant to the employee a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board, in its discretion, may determine.


                       V. CHANGE OF CONTROL

  1. If during the term of this Agreement there is a change of control (COC) of the Bank, the Employee shall be entitled to termination or severance pay in the event the employee's employment is terminated, except for just cause as defined in Section II., paragraph 1, c, after the change in control. In the event the employee is terminated after 365 days from the charter date of this agreement as a result of COC, the employee shall be entitled to receive his salary through the last day of the calendar month of the termination, or payment in lieu of the notice period. In addition, the terminated employee shall receive an amount equal to 3 (three) times his then existing annual base salary. This payment shall also be made in connection with, or within 120 days after, a change in control of the Bank if such change in control was opposed by the employee or the Bank's Board of Directors. This payment shall be in addition to any amount otherwise owed to the employee pursuant to this Agreement.

  2. The following items are automatically considered due and payable in the event that change of control occurs:

    a. Non-forfeitable deferred compensation shall be paid out in full.

    b. Long-term performance plan objective payments as described in Section III, 2, f, shall be declared accomplished and earned based upon performance up to date of the COC.

    c. In the event that the employee is a participant in a restricted stock plan, or share option plan, and such plan is terminated involuntarily as a result of the COC, all stock and options shall be declared 100% vested, and distributed. The term "control" shall refer to the acquisition of 25 percent or more of the voting securities of the Bank by any person, or persons acting as a group within the meaning of Section 13(d) of the Securities
       Exchange Act of 1934, or to such acquisition of a percentage between 10 percent and 25 percent if the Board of Directors of the Bank or the Comptroller of the Currency, the FDIC, or the Federal Reserve Bank have made a determination that such acquisition constitutes or will constitute control of the Bank. The term "person" refers to an individual, corporation, Bank, bank holding company, or other entity.


                  VI. POST TERMINATION COVENANTS

  1. If during the term hereof employee shall cease employment hereunder for any reason, then employee agrees that for six months if dismissed for cause and one year without cause following such termination he will not be employed in the banking business or any related field thereto in Jackson, Georgia or Butts County, Georgia. Furthermore, following such termination employee agrees that he will not, without the prior written consent of the Bank:

    1) furnish anyone with the name of, or any list or lists of customers of the Bank or utilize such list or information himself for banking purposes; or

    2) furnish, use, or divulge to anyone any information acquired by him from the Bank relating to the Bank's methods of doing business; or

    3) contact directly or indirectly any customer of the Bank for banking solicitation purposes; or

    4) hire for any other Bank or employer (including himself) any employee of the Bank or directly or indirectly cause such employee to leave his or her employment to work for another.

  2. It is understood and agreed by the parties hereto that the provisions of this section are independent of each other, and the invalidity of any such provision or portion thereof shall not affect the validity or enforceability of any other provisions of this agreement.


                    VII.  WAIVER OF PROVISIONS

  Failure of any of the parties to insist, in one or more instances, on performance by the others in strict accordance with the terms and conditions of this agreement shall not be deemed a waiver or relinquishment of any right granted hereunder of the future performance of any such term or condition or of any other term or condition of this agreement, unless such waiver is contained in a writing signed by or on behalf of all the parties.


                       VIII.  GOVERNING LAW


  This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia. If for any reason any provision of this agreement shall be held by a court of competent jurisdiction to void or unenforceable, the same shall not affect the remaining provisions thereof.


                 IX.  MODIFICATION AND AMENDMENT

  This agreement contains the sole and entire agreement among the parties hereto and supersedes all prior discussions and agreements among the parties, and any such prior agreements shall, from and after the date hereof, be null and void. This agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.


                   X. COUNTERPARTS AND HEADINGS

  This agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The headings set out herein are for convenience of reference and shall not be deemed a part of this agreement.


                   XI.  CONTRACT NONASSIGNABLE

  This agreement may not be assigned or transferred by any party hereto, in whole or in part, without the prior written consent of the other.


  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date first above written.

                           EMPLOYEE:

s/Robert A. Calvert, Jr.   s/John L. Coleman             5/28/96
Witness               Employee                      Date


                          BANK:

s/Robert A. Calvert, Jr.  By: s/George L. Weaver    5/28/96
Witness                        Chairman             Date

                                                     EXHIBIT 10.4

                         ESCROW AGREEMENT


  THIS ESCROW AGREEMENT (this "Agreement") is entered into and effective as of the 13th day of November, 1996, by and between FIRST GEORGIA COMMUNITY CORP., a Georgia corporation (the
"Company"), and The Bankers Bank (the "Escrow Agent").

                       W I T N E S S E T H:

  WHEREAS, the Company proposes to offer and sell (the "Offering") up to 800,000 shares of Common Stock, $5.00 par value per share
(the "Shares"), to investors at $10.00 per Share pursuant to a registered public offering; and

  WHEREAS, the Company desires to establish an escrow for funds forwarded by subscribers for Shares, and the Escrow Agent is willing to serve as Escrow Agent upon the terms and conditions herein set forth.

  NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

  1.   Deposit with Escrow Agent.

  (a) The Escrow Agent agrees that it will from time to time accept, in its capacity as escrow agent, subscription funds for the Shares (the "Escrowed Funds") received by it from subscribers or from the Company when it has received checks from subscribers. All checks shall be made payable to the Escrow Agent. If any check does not clear normal banking channels in due course, the Escrow
Agent will promptly notify the Company. Any check which does not clear normal banking channels and is returned by the drawer's bank to Escrow Agent will be promptly turned over to the Company along with all other subscription documents relating to such check. Any check received that is made payable to a party other than the Escrow Agent shall be returned to the Company for return to the proper party. The company in its sole and absolute discretion may reject any subscription for shares for any reason and upon such rejection it shall notify and instruct the Escrow Agent in writing to return the Escrowed Funds, with interest at a rate equal to the minimum rate that Wachovia Bank, Atlanta, Georgia, pays its passbook savings account holders, by check made payable to the subscriber. The Escrow Agent shall distribute any additional interest earned on such Escrowed Funds to the Company to help defray organizational costs.

  (b) Subscription agreements for the Shares shall be reviewed for accuracy by the Company and, immediately thereafter, the Company shall deliver to the Escrow Agent the following information: (i) the name and address of the subscriber; (ii) the number of Shares subscribed for by such subscriber; (iii) the subscription price paid by such subscriber; (iv) the subscriber's tax identification number certified by such subscriber; and (v) a copy of the subscription agreement.

  2. Investment of Escrowed Funds. Upon collection of each check by the Escrow Agent, the Escrow Agent shall invest the funds in deposit accounts or certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation or another agency of the United States government, short-term securities issued or fully guaranteed by the United States government, federal funds, or such other investments as the Escrow Agent and the Company shall agree.
The Company shall provide the Escrow Agent with instructions from time to time concerning in which of the specific investment instruments described above the Escrowed Funds shall be invested, and the Escrow Agent shall adhere to such instructions. Unless and until otherwise instructed by the Company, the Escrow Agent shall by means of a "Sweep" or other automatic investment program invest the Escrowed Funds in blocks of $10,000 in federal funds.
Interest and other earnings shall start accruing on such funds as soon as such funds would be deemed to be available for access under applicable banking laws and pursuant to the Escrow Agent's own banking policies.

  3. Distribution of Escrowed Funds. The Escrow Agent shall distribute the Escrowed Funds in the amounts, at the times, and upon the conditions hereinafter set forth in this Agreement.

  (a) If at any time on or prior to the expiration date of the offering as described in the prospectus relating to the offering, (the "Closing Date"), (i) the Escrow Agent has certified to the
Company in writing that the Escrow Agent has received at least
$6,100,000 in Escrowed Funds, and (ii) the Escrow Agent has received a certificate from the President or the Chairman of the Board of the Company that all other conditions to the release of funds as described in the Company's Registration Statement filed with the Securities and Exchange Commission pertaining to the public offering have been met, then the Escrow Agent shall deliver the Escrowed Funds to the company to the extent such Escrowed Funds are collected funds. If any portion of the Escrowed Funds are not collected funds, then the Escrow Agent shall notify the Company of such facts and shall distribute such funds to the Company only after such funds become collected funds. For purposes of this Agreement, "collected funds" shall mean all funds received by the Escrow Agent which have cleared normal banking channels. In all events, the Escrow Agent shall deliver not less than $6,100,000 in collected funds to the Company, except as provided in Paragraphs
3(b) and 3(c) hereof.

  (b) Notwithstanding the foregoing, if the Escrow Agent receives not less than $1,650,000 from the organizers (representing subscriptions to purchase 165,000 Shares of the Common Stock of the Company in the offering) on or before the Closing Date of the offering, such funds and any profits thereon shall be released to the Company. The release of such funds will enable the Company to advance monies for organizational expenses of the Company and its proposed subsidiary bank, including the construction of the banking facilities of the Company and its proposed subsidiary bank, in advance of attainment of subscriptions for the minimum number of shares required (610,000 shares). No other Escrowed Funds shall be released from escrow until the conditions for release of Escrowed
Funds set forth in Paragraph 3(a) are fulfilled.  The Escrowed
Funds received from the organizers (the directors of the Company) and released to the Company hereunder shall be credited toward the minimum amount of Escrowed Funds required to be received by the Escrow Agent to release the Escrowed Funds from escrow under Paragraph 3(a).

  (c)  If the Escrowed Funds do not, on or prior to the Closing
Date, become deliverable to the Company based on failure to meet the conditions described in Paragraph 3(a), or if the Company terminates the offering at any time prior to the Closing Date and delivers written notice to the Escrow Agent of such termination
(the "Termination Notice"), the Escrow Agent shall return the
Escrowed Funds which are collected funds as directed in writing by the Company to the respective subscribers that provided such Escrowed Funds, in amounts equal to the subscription amount theretofore paid by each of them, with interest at a rate equal to the minimum rate that Wachovia Bank, Atlanta, Georgia, pays its passbook savings account holders. The Escrow Agent shall distribute any additional interest earned on such Escrowed Funds to the Company. All uncleared checks representing Escrowed Funds which are not collected funds as of the Initial Closing Date shall be collected by the Escrow Agent, and together with all related subscription documents thereof shall be delivered to the Company by the Escrow Agent, unless the Escrow Agent is otherwise specifically directed in writing by the Company.

  4. Distribution of Interest. Except as otherwise provided herein, any interest earned on the Escrowed Funds shall be retained by the Company.

  5. Fee of Escrow Agent. The Company shall pay the Escrow Agent a fee of $1,500 for its services hereunder. In addition, the escrow account will accrue a service charge of $15.00 per month.
All of these fees are payable upon the release of the Escrowed
Funds, and the Escrow Agent is hereby authorized to deduct such fees from the Escrowed Funds prior to any release thereof pursuant to Section 3 hereof.

  6.   Liability of Escrow Agent.

  (a) In performing any of its duties under the Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow
Agent shall not be liable to anyone for any damages, losses or expenses which it may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages arising out of its willful default or misconduct or its gross negligence under this Agreement.
Accordingly, the Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for the Company which is given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder ; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for this Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Escrow Agent shall in good faith believe such document to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

  (b)  The Company agrees to indemnify and hold harmless the Escrow
Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be imposed by the Escrow Agent or incurred by it in connection with its acceptance of this appointment as Escrow Agent hereunder or the performance of its duties hereunder, including, without limitation, any litigation arising from this Escrow Agreement or involving the subject matter thereof; except, that if the Escrow Agent shall be found guilty of willful misconduct or gross negligence under this agreement, then, in that event, the Escrow agent shall bear all such losses, claims, damages and expenses.

  (c) If a dispute ensues between any of the parties hereto which, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall retain legal counsel of its choice as it reasonably may deem necessary to advise it concerning its obligations hereunder and to represent it in any litigation to which it may be a part by reason of this Agreement. The Escrow
Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon by discharged from all further duties under this Agreement. Any such legal action may be brought in any such court as the Escrow Agent shall determine to have jurisdiction thereof. In connection with such dispute, the Company shall indemnify the Escrow Agent against its court costs and reasonable attorney's fees incurred.

  (d)  The Escrow Agent may resign at any time upon giving thirty
(3) days written notice to the Company. If a successor escrow agent is not appointed by Company within thirty (3) days after notice of resignation, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent and the Escrow Agent herein shall be fully relieved of all liability under this Agreement to any and all parties upon the transfer of the Escrowed Funds and all related documentation thereto, including appropriate information to assist the successor escrow agent with the reporting of earnings of the Escrowed Funds to the appropriate state and federal agencies in accordance with the applicable state and federal income tax laws, to the successor escrow agent designated by the Company appointed by the court.

  7. Appointment of Successor. The Company may, upon the delivery of thirty (30) days written notice appointing a successor escrow agent to the Escrow Agent, terminate the services of the Escrow Agent hereunder. In the event of such termination, the Escrow Agent shall immediately deliver to the successor escrow agent selected by the Company, all documentation and Escrowed Funds including interest earnings thereon in its possession, less any fees and expenses due to the Escrow Agent or required to be paid by the Escrow Agent to a third party pursuant to this Agreement.

  8. Notice. All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given three days after having been deposited for mailing if sent by registered mail, or certified mail return receipt requested, or delivery by courier, to the respective addresses set forth below:

If to the subscribers         To their respective addresses as
for Shares:                   specified in their Subscription
                              Agreements.

The Company:                  First Georgia Community Corp.
                              150 Covington Street
                              P. O. Box 1534
                              Jackson, Georgia  30233
                              Attention:  John L. Coleman

With a copy to:               T. Treadwell Syfan
                              Stewart, Melvin & Frost, LLP
                              P. O. Box 3280
                              Gainesville, Georgia  30503

The Escrow Agent:             The Bankers Bank
                              3715 Northside Parkway
                              300 Northcreek, Suite 800
                              Atlanta, Georgia 30327
                              Attention:  Mr. William R. Burkett
                                          Senior Vice President


  9. Representations of the Company. The Company hereby acknowledges that the status of the Escrow Agent with respect to the offering of the Shares is that of agent only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the Escrow Agent, by serving as the Escrow Agent hereunder or otherwise, has investigated the desirability or advisability in an investment in the Shares, or has approved, endorsed or passed upon the merits of the Shares, nor shall the Company use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Shares, other than by acknowledgment that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.

  10.  General.

  (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

  (b) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

  (c) This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

  (d) This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any part at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver in any one or more instances by any part of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

  (e) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  (f) This Agreement shall inure to the benefit of the parties hereto and their respective administrators, successors and assigns.
The Escrow Agent shall be bound only by the terms of this Escrow
Agreement and shall not be bound by or incur any liability with respect to any other agreement or understanding between the parties except as herein expressly provided. The Escrow Agent shall not have any duties hereunder except those specifically set forth herein.

  (g) No interest in any part to this Agreement shall be assignable in the absence of a written agreement by and between all the parties to this Agreement, executed with the same formalities as this original Agreement.



  IN WITNESS WHEREOF, the parties have duly executed this Agreement as the date first written above.

COMPANY:                          ESCROW AGENT:

FIRST GEORGIA COMMUNITY CORP.     THE BANKERS BANK

By:  s/John L. Coleman            By:  S/William R. Burkett
     John L. Coleman                   William R. Burkett
     President                         Senior Vice President


                                                     EXHIBIT 23.1






                 Independent Auditors' Consent





We consent to the inclusion in this Registration Statement on Form SB-2 of our report dated September 17, 1996 on our examination of the financial statements of First Georgia Community Corp. as of and for the period ended
August 31, 1996. We also consent to the reference to our firm under the heading "Experts" in the prospectus.





                              /s/   SNYDER, CAMP, STEWART & CO., LLP

Norcross, Georgia
November 22, 1996

